PROSPECTUS


                               1,600,000 Shares

                              FRISBY TECHNOLOGIES
                               [GRAPHIC OMITTED]


                                 Common Stock


     Frisby Technologies, Inc. (the "Company") hereby offers (the "Offering") 1,600,000 shares of common stock, $.001 par value per share (the "Common Stock"). Prior to the Offering, there has been no public market for the Common Stock. The Common Stock has been approved for quotation on the Nasdaq SmallCap Market under the symbol "FRIZ" and on the Boston Stock Exchange ("BSE") under the symbol "FRZ". See "Underwriting" for information relating to the factors considered in determining the initial public offering price.

                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.


THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE AND
  SUBSTANTIAL DILUTION AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO SUSTAIN A TOTAL LOSS OF THEIR INVESTMENT. PROSPECTIVE PURCHASERS SHOULD CONSIDER CAREFULLY THE MATTERS SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS.

--------------------------------------------------------------------------------

                                         Underwriting Discounts
                      Price to Public     and Commissions (1)     Proceeds to Company (2)
                      ---------------    ----------------------   -----------------------
Per Share .........     $      7.00          $     0.68                 $      6.32
Total (3) .........     $11,200,000          $1,092,000                 $10,108,000

--------------------------------------------------------------------------------

(1) Does not reflect additional compensation to be received by Barington Capital Group, L.P. ("Barington"), the representative of the Underwriters (the "Underwriters"), including: (i) a non-accountable expense allowance equal to three percent of the gross proceeds of the Offering (of which $40,000 has been paid); and (ii) an option entitling Barington to purchase from the Company, for a period of five years from the date of this Prospectus, up to 160,000 shares of Common Stock at an exercise price equal to 165% of the initial public offering price (the "Representative's Option").
(2) Before deducting expenses of the Offering payable by the Company (including Barington's non-accountable expense allowance) estimated at $964,000 ($1,014,000 if the Over-Allotment Option is exercised in full). See "Use of Proceeds."
(3) The Company has granted to the Underwriters an option (the "Over-Allotment Option"), exercisable within 45 days after the date of the Offering to purchase up to 240,000 additional shares of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments. If the Over-Allotment Option is exercised in full, the total Price to Public, total Underwriting Discounts and Commissions and total Proceeds to Company will be $12,880,000, $1,255,800 and $11,624,200, respectively. See
    "Underwriting."

     The Common Stock offered hereby is subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by its counsel and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject any order in whole or part. It is expected that delivery of the certificates representing the shares of Common Stock will be made at the offices of Barington Capital Group, L.P., 888 Seventh Avenue, New York, New York 10019, on or about April 8, 1998.


                            BARINGTON CAPITAL GROUP

                  The date of this Prospectus is April 1, 1998

--------------------------------------------------------------------------------


                                Group Photograph
                            of product applications


--------------------------------------------------------------------------------

     Depicted above are various product applications incorporating the Company's Thermasorb(R) and ComforTemp(R) products.






     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS ON THE NASDAQ SMALLCAP MARKET, REGIONAL MARKETS OR OTHERWISE, WHICH STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITER MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, MAY BID FOR AND PURCHASE SHARES OF COMMON STOCK ON THE OPEN MARKET IN ORDER TO STABILIZE THE MARKET PRICE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                            ---------------------

     Upon completion of the Offering, the Company will be subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent auditors and quarterly reports for the first three quarters of each fiscal year containing unaudited financial statements.

                            ---------------------

     Thermasorb(R) and ComforTemp(R) are registered trademarks of the Company and the Company has applied for trademark registration for Comfort in the Extreme(TM). This Prospectus also contains trademarks and trade names of other companies.

                                             ------------------------------------------     ----------------------------------------

                                                          Photograph of
   LOGO                                                      Gloves                                       Photograph of
COMFORTEMP                                                      &                                            Helmet
 HangTag                                                   Ear-warmers

                                             ------------------------------------------     ----------------------------------------



----------------------------------------     ------------------------------------------     ----------------------------------------

        Photograph of                                    Photograph of                                  Photograph of
           Waders                                            Boots                                        Packaging

----------------------------------------     ------------------------------------------     ----------------------------------------
                                             Depicted above are various product
                                             applications incorporating the Company's
                                             Thermasorb(R) and ComforTemp(R) products.

----------------------------------------     ------------------------------------------     ----------------------------------------
                                               The Company's thermal managment
                                             technology utilized in Thermasorb(R)
                                             additives and CorforTemp(R) foams provide
                                             the following unique characteristics:

                                             o Intelligent thermal management -- provide
                                               pre-selected temperature control;
                                             o Versatile -- may be incorporated into a
                                               wide variety of end-use products;
           Photograph of                     o Lightweight -- lighter and less bulky than                Photograph of
       Thermasorb(R) additive                  conventional insulating materials;                      ComforTemp(R) foam
                                             o Durable -- typically outlasts product to
                                               which it is applied;
                                             o Rechargeable -- continuous, automatic thermal
                                               management;
                                             o Customizable -- may be engineered to meet the
                                               requirements of applications across a wide
                                               temperature range;
                                             o Complementary -- may be used to enhance other
                                               insulating products.
----------------------------------------     ------------------------------------------     ----------------------------------------
The Company's Thermasorb(R) additive.                                                       The Company's ComforTemp(R) product in
                                                                                            the form of polyurethane foam.

     Unless otherwise indicated, the information contained in this Prospectus assumes the Over-Allotment Option is not exercised. Except as otherwise indicated, all share information and per share amounts set forth in this Prospectus have been adjusted to reflect the issuance of 587,500 shares of the Company's convertible preferred stock (the "Convertible Preferred Stock"), in a private placement, concluded prior to the commencement of the Offering. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed under the heading "Risk Factors." The shares offered hereby involve a high degree of risk.

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus and should be read in conjunction with that information and those financial statements and notes. Prospective investors are urged to read this Prospectus in its entirety.


                                  THE COMPANY

     Frisby Technologies, Inc. (the "Company") is engaged in the development and commercialization of innovative advanced thermal management products for use in a broad range of consumer and industrial products such as gloves, boots, athletic footwear, apparel, protective and temperature retardant equipment, electronics cooling systems, packaging materials, and coating substances. The Company's Thermasorb(R) and ComforTemp(R) products utilize licensed patents and the Company's proprietary microencapsulated phase change material ("MicroPCM") technology to enhance thermal characteristics (i.e., insulation, cooling or temperature control properties) of these and a variety of other consumer and industrial products. For example, when ComforTemp(R) foams are incorporated into ski gloves, the skier's hands remain within a constant, pre-set temperature range without the typical accumulation of moisture. If a firefighter were to wear flame retardant clothing incorporating ComforTemp(R) foam, the firefighter would remain cooler and be able to fight fires longer and more safely than a firefighter wearing flame retardant clothing without ComforTemp(R) foam. See "Business -- General."

     The Company's marketing strategy is based on penetrating large select markets for its thermal management technology through relationships with strategic partners. The Company works closely with its strategic partners within each market to develop commercially viable product applications. To date, the Company has entered into such strategic partnerships with, among others, Wells Lamont Division of Marmon Holdings, Inc., LaCrosse Footwear, Inc. and Bell Sports Corp.

Industry Overview

     Thermal management is the process by which the temperature of various materials is controlled or manipulated. The thermal management materials industry consists primarily of a wide variety of non-phase change materials such as Thinsulate(R) brand insulation for use in apparel; flexible and rigid polyurethane foams for use in footwear, sporting goods, automotive and transportation industries; specialized chemical additives for use in temperature resistant paints and coatings; and liquid coolants for use in aerospace, automotive and computer/electronics cooling systems. Phase change thermal management materials are comprised of materials that have the ability to absorb and reject large amounts of heat by changing from solid to liquid and back, thereby greatly enhancing the ability to heat or cool a particular object. See "Business -- Industry Overview."

     The Company believes that its products are the first to combine the two distinct technologies of thermal management phase change materials ("PCMs") and microencapsulation to effect meaningful thermal performance improvements within applications across broad markets. Microencapsulation is the enclosing of materials inside a microscopic shell to maintain the integrity of the enclosed material. The combination of PCM technology with microencapsulation technology overcomes many of the inherent shortcomings of non-encapsulated PCMs, such as the tendency of non-encapsulated PCMs to lose their integrity, and to dissipate, evaporate or exhaust themselves over time. Microencapsulation permits PCMs to be imbedded into a variety of host materials, while maintaining the integrity and thermal functionality of the core PCMs. Microencapsulation is a proven technology and has been used extensively in the pharmaceutical industry (time release medication) and the paper industry (carbonless copy paper). Since its advent, microencapsulation has been increasingly utilized across diverse applications. Management believes that the technology will continue to gain further penetration and usage in different fields, including thermal management.

Products

     The Company's products offer impressive and cost-effective thermal management solutions for a broad range of industries. The Company's current MicroPCM based products consist of a series of thermal additives and a series of foams in which the thermal additives are embedded. The Company currently markets its thermal additives and foams under the trademarks Thermasorb(R) and ComforTemp(R), respectively. See "Risk Factor -- Limited Operating History" and "Business -- Products."

     Thermasorb(R) additives are a series of thermal management additives developed using the latest advances in microencapsulation technology. Thermasorb(R) MicroPCMs are micron-sized particles in the form of a dry, free-flowing powder, consisting of a heat absorbing core material encapsulated within a proprietary, durable shell wall. Thermasorb(R) additives can improve the thermal storage capacity of a variety of host materials, including liquid, foam, epoxy or composite materials. Thermasorb(R) additives are currently commercially available in a variety of transition temperatures ranging from 43o F to 190o F. Thermasorb(R) additives incorporated into solid materials enable those materials to absorb up to ten times more heat than traditional insulating materials. In tests performed for the United States Air Force by Triangle Research and Development Corp. ("TRDC"), the principal licensor of the Company's technology, liquid coolants containing Thermasorb(R) additives were shown to remove up to 40 times more heat than traditional coolants. See "Business -- Products."

     ComforTemp(R) foams are a series of foam products that contain embedded Thermasorb(R) additives. ComforTemp(R) foams can be fabricated in different ways to have the ability to retain or exclude heat thereby maintaining a more constant temperature. ComforTemp(R) foams are currently available in a light, breathable polyurethane foam which has the added capability of wicking away moisture while maintaining comfort in extreme hot or cold climates. For cold weather apparel products, the greatest asset of ComforTemp(R) foams is the ability to retain body heat during periods of activity and to release the heat back to the individual during periods of inactivity when the body is most in need of warmth. ComforTemp(R) foams "recharge" naturally depending on the individual level of physical activity or other external conditions. For hot weather products, ComforTemp(R) foams can be used as a thin thermal barrier/heat shield to protect against extreme heat as well as to facilitate the regulation of body heat generated during activity thereby providing a cooling effect.

     The Company's thermal management technology utilized in Thermasorb(R) additives and ComforTemp(R) foams provides the following unique characteristics:

  o Intelligent thermal management -- provides pre-selected temperature control;
  o Versatile -- may be incorporated into a wide variety of end-use products;
  o Lightweight -- lighter and less bulky than conventional insulating materials;
  o Durable -- typically outlasts product to which it is applied;
  o Rechargeable -- continuous, automatic thermal management;
  o Customizable -- may be engineered to meet the requirements of applications across a wide temperature range;
  o Maintenance free -- no maintenance or power source required; and
  o Complementary -- may be used to enhance other insulating products.

Strategy

     The Company's current primary objective is to increase acceptance and usage of its existing products and to adapt such products for use in additional consumer and commercial products within targeted industries through strategic partnerships with leaders in such industries. The Company intends to establish its Thermasorb(R) and ComforTemp(R) products as the most advanced thermal management products available, and to establish Thermasorb(R) and ComforTemp(R) as internationally recognized consumer and industrial brands. See "Risk Factor -- Limited Operating History," "-- Market Acceptance" and "Business -- Strategy."

     A significant portion of the Company's marketing and brand promotion efforts are coordinated with its strategic partners. The Company's agreements with its strategic partners typically obligate the strategic partner to display and promote the Company's trademarks, including Thermasorb(R) and ComforTemp(R), in all promotional materials, point of sale displays and direct product advertising relating to end-products incorporating the Company's products. The Company refers to these efforts as "co-branding."

     The Company's products are currently being marketed commercially in apparel, footwear and sporting goods products. Three additional fields in which its products are most likely to become commercially feasible in the near term are home furnishings, shipping/packaging and healthcare. In the future, the Company's plans include developing products and establishing strategic partnerships in the automotive, aerospace and computers and electronics industries.

     The Company's strategy is to pursue product applications which it determines can: (i) offer significant growth potential within large, established and/or growing markets; (ii) generate attractive margins and enhanced brand recognition while having low capital requirements; (iii) meet a significant unmet market need; and (iv) provide a strong proprietary opportunity for industry leaders entering into strategic partnerships with the Company. Once a specific market or product is identified, the Company seeks to introduce that product by: (i) targeting a market leader in that specific industry; (ii) establishing a strategic relationship with that market leader;
(iii) working closely with its strategic partner to develop the optimal characteristics and marketing efforts for each product incorporating the Company's products; and (iv) coordinating with its strategic partner to maximize market penetration including penetration of the mass market.

     The Company's current plans involve maximizing the commercial viability and success of its thermal management products. From time to time, the Company becomes aware of and considers conducting funded research projects that do not relate to thermal management. The Company expects to evaluate future funded research and development projects on a case-by-case basis and will engage in those projects management considers to offer complementary opportunities for the Company.


Strategic Partners

     Through mid-1996, the Company focused its efforts on acquiring patent licenses and developing proprietary technology and identifying and testing potential applications for its innovative thermal management products. During that period, the Company generated substantially all of its revenues from United States government related research and development contracts. In March 1996, the Company began to commercially market its Thermasorb(R) and ComforTemp(R) products. See "Risk Factor -- Dependence on Small Number of Strategic Partners; Limited Sales and Marketing Experience" and "Business -- Strategic Partnerships."

     After the conclusion of this Offering, the Company anticipates that it will generate revenues from two principal sources: (i) sales of its Thermasorb(R) and ComforTemp(R) products for use in the products of its strategic partners; and (ii) royalties from the use of the Thermasorb(R) and ComforTemp(R) trademarks by its strategic partners based on a percentage of its strategic partners' sales of products containing the Company's products to end-users. The Company also may receive license fees and development fees from some strategic partners for the grant of exclusive rights within a specific product category and for development services provided by the Company.

     To date, the Company's products have been incorporated into and are currently being sold to consumers of products such as HotFingers(TM) ski gloves by Wells Lamont, ski and snowboard helmets by Bell Sports Corp., hiking boots and snowboots by Cove Shoe Company and Genfoot, Inc., and fishing waders by Fly Technologies, Inc. In addition, the Company's products are currently being incorporated into products such as snowboots by LaCrosse Footwear, Inc. and personal hydration systems by FasTrak Systems, Inc., each of which are expected to first be made available for sale to consumers in 1998.

     The Company is currently in negotiations with additional entities that are interested in entering into strategic partnerships for the use of Thermasorb(R) additives or ComforTemp(R) foams in their products. These companies are in the technical outerwear, athletic footwear, home furnishing, shipping and packaging, healthcare, automotive, aerospace, and computer and electronics industries.


History

     The Company was incorporated in North Carolina in November 1989 and reincorporated in Delaware in March 1998. The Company's principal executive office is located at 417 South Main Street, Freeport, New York 11520. Its telephone number is (516) 378-0162 and its web sites are http://www.frisby.com and http://www.comfortemp.com.

                                 The Offering

Common Stock Offered by the Company (1) ............   1,600,000 shares
Common Stock Outstanding
  Immediately Prior to the Offering (2) ............   3,280,613 shares
Common Stock to be Outstanding
  Following the Offering (1) (2) ...................   4,880,613 shares
Risk Factors .......................................   The shares of Common Stock offered hereby
                                                       involve a high degree of risk and should be pur-
                                                       chased only by persons who can afford to sustain
                                                       a total loss of their investment. See "Risk Factors"
                                                       and "Dilution."
Use of Proceeds ....................................   The net proceeds of the Offering will be used by
                                                       the Company to provide resources for: (i) sales
                                                       and marketing; (ii) product development; (iii)
                                                       capital expenditures; (iv) research and develop-
                                                       ment; and (v) working capital. See "Use of
                                                       Proceeds."
Proposed Nasdaq SmallCap Market Symbol (3) .........   FRIZ
Proposed BSE Symbol (3) ............................   FRZ


-------------
(1) Does not include: (i) 240,000 shares of Common Stock issuable upon exercise of the Over-Allotment Option; or (ii) 160,000 shares of Common Stock issuable upon exercise of the Representative's Option. See "Underwriting."

(2) Does not include: (i) 587,500 shares of Common Stock issuable upon conversion of 587,500 shares of the Convertible Preferred Stock issued in February 1998 upon exercise of an option (the "Private Placement Option") issued in December 1997 in a private placement (the "Private Placement"); or (ii) 250,000 shares of Common Stock reserved for issuance upon exercise of options which may be granted under the Company's 1998 Stock Option Plan (the "Stock Option Plan"). See "Capitalization," "Management -- Stock Option Plan," "Certain Transactions" and "Description of Securities."

(3) Prior to the Offering there was no market for the Common Stock and there can be no assurance that a market for the Common Stock will develop after the Offering. The Common Stock has been approved for quotation on the Nasdaq SmallCap Market and the BSE. There can be no assurance, however, that such listing will be maintained. See "Risk Factors -- No Prior Market for the Common Stock; Determination of Offering Price; Potential Volatility of Stock Price."

                            SUMMARY FINANCIAL DATA

     The actual summary financial data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" for and as of the end of each of the periods indicated are derived from the financial statements of the Company appearing elsewhere herein. The information set forth below should be read in conjunction with such financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                          Year Ended
                                                                         December 31,
                                                               --------------------------------
                                                                    1996             1997
                                                               -------------   ----------------
Statements of Operations Data:
Revenue ....................................................    $1,208,000       $  1,262,000
Cost of sales ..............................................     1,036,000            976,000
                                                                ----------       ------------
Gross profit ...............................................       173,000            286,000
Operating expenses:
  Selling and marketing ....................................        83,000            315,000
  General and administrative ...............................       207,000            900,000
                                                                ----------       ------------
Total operating expenses ...................................       290,000          1,215,000
                                                                ----------       ------------
Loss from operations .......................................      (118,000)          (929,000)
Net loss ...................................................    $  (88,000)      $ (1,010,000)
                                                                ==========       ============
Net loss per common share -- basic and diluted .............    $    (0.03)      $      (0.36)
                                                                ==========       ============
Shares used in computing net loss per common share .........     2,839,000          2,843,000
                                                                ==========       ============

                                               December 31, 1997
                                ------------------------------------------------
                                                                   Pro Forma
                                   Actual      Pro Forma(1)    As Adjusted(1)(2)
                                ------------  --------------  ------------------
Balance Sheet Data:
Cash .........................   $  375,000     $2,875,000        $12,158,000
Working capital ..............      416,000      2,916,000         12,199,000
Total assets .................    1,268,000      3,768,000         12,912,000
Stockholders' equity .........      475,000      2,836,000         12,119,000

-------------
(1) Pro forma to give effect to the exercise in February 1998 of an option to purchase 587,500 shares of Convertible Preferred Stock for an aggregate exercise price of $2,500,000 issued in the Private Placement. See "Certain Transactions."

(2) Pro forma, as adjusted to give effect to the sale by the Company of the 1,600,000 shares of Common Stock offered hereby at the initial offering price of $7.00 per share and receipt of the estimated net proceeds therefrom ($139,000 of related expenses have been paid prior to December 31, 1997). See "Use of Proceeds."

                                 RISK FACTORS

     The shares of Common Stock offered hereby involve substantial risks and should be purchased only by persons who can afford to sustain the loss of their entire investment. The following risk factors, in addition to the other information and financial data set forth elsewhere in this Prospectus, should be considered carefully in evaluating the Company and its business before making an investment in the Common Stock. The risks described below and elsewhere in this Prospectus are not intended to be an exhaustive list of the general or specific risks involved, but merely to identify certain risks that are now foreseen by the Company. It must be recognized that other risks, not now foreseen, might become significant in the future and that the risks, which are now foreseen, might affect the Company to a greater extent than now foreseen or in a manner not now contemplated. Furthermore, this Prospectus contains certain forward-looking statements that are based on current expectations, estimates and projections about the business of the Company and the industry in which the Company operates, management's beliefs and assumptions made by management. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks" and "estimates," variations on such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. The Company's actual results could differ materially from those expressed or forecasted in these forward-looking statements as a result of certain factors, including those set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this Prospectus. Each prospective investor should carefully consider all information contained in this Prospectus and should give particular consideration to the following risk factors before deciding to purchase the Common Stock offered hereby.


Limited Operating History

     The Company was formed in 1989 and has a limited operating history. The Company's activities to date have primarily related to: (i) the identification and licensing of, and research and materials development related to, its MicroPCM technology, the rights to which were initially licensed to the Company in 1991; (ii) the arrangement of the contract manufacturing of MicroPCMs by third-party suppliers; (iii) identification of initial target markets and entry into strategic partnerships in those markets; and (iv) the limited commercialization by the Company's first strategic partners of thermal management products incorporating the Company's Thermasorb(R) additives and ComforTemp(R) foams. The Company commenced producing and selling its products commercially in mid-1996 and, as of December 31, 1997, the Company had entered into seven agreements with strategic partners. The Company intends to rely extensively upon the "co-branding" of its products with the products of its strategic partners. The Company's co-branding strategy involves requiring its strategic partners to display the Company's trademarks, Thermasorb(R) and ComforTemp(R), on or in conjunction with end-use products incorporating its products and in all advertising relating to those products. There can be no assurance that the Company, alone or with its strategic partners, will be able to create awareness of, and demand for, the Company's products through their respective marketing efforts. The failure of the Company's co-branding approach to marketing would require the Company to develop its marketing capabilities at a potentially higher cost to the Company. Further, there can be no assurance that the Company's co-branding strategy will be successful or, if successful, that such program will lead to increased sales of the Company's products and services. If the Company's co-branding strategy is not successful, there can be no assurance that the Company will have sufficient resources to develop its own marketing program or, if developed, that such program will be successful. See "Business -- Strategy" and "-- Sales and Marketing."

     Additionally, the Company's business and its operations are subject to unanticipated expenses, uncertain market acceptance, competition, government regulation, increases in costs, delays and risks inherent in the establishment of a new business enterprise, including limited capital, and delays in product development by the Company or its strategic partners. There can be no assurance that the Company will succeed in addressing any or all of these risks, and failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Products" and "-- Technology Overview."

Accumulated Losses; Possible Need for Additional Financing

     For the years ended December 31, 1996 and 1997, the Company had net losses of $88,000 and $1,010,000, respectively. The Company had working capital of $416,000 at December 31, 1997, and an accumulated deficit of $1,068,000 through December 31, 1997. The Company anticipates that it will continue to sustain losses through the third quarter of 1999, principally as a result of expenses associated with the Company's continuing product development efforts and anticipated selling, marketing and general administrative expenses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company believes that the net proceeds from the Offering will be sufficient to satisfy the Company's working capital requirements for a period of approximately 24 months following completion of the Offering. No assurance can be given that the Company will become profitable in such time or thereafter. In the event that the Company's plans change, its assumptions prove to be inaccurate (due to unanticipated expenses, difficulties, delays or otherwise) or the proceeds of the Offering otherwise prove to be insufficient to fund the implementation of the Company's business strategy and working capital requirements, the Company could be required to seek additional financing. The Company has no commitments for any future funding, and there can be no assurance that the Company will be able to obtain additional capital in the future. The type, timing and terms of such funding, if available, will be determined by prevailing conditions in the financial markets and the Company's financial condition, among other factors. If the Company requires additional capital and is unable to obtain such capital, it may be required to significantly curtail its activities which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


Reduction in Government Funded Development; No Assurance of Continued
   Government Contracts

     A significant portion of the $5,558,000 in total revenues earned by the Company since its inception through December 31, 1997 was generated from performing contracts and providing engineering services directly or indirectly for the United States government. Revenue from these contracts accounted for 92.7% and 38.6% of the Company's total revenues for the years ended December 31, 1996 and 1997, respectively, and substantially funded the Company's development efforts. Except for four of these contracts which provide for future development payments to the Company totalling approximately $361,000, these contracts were fully or substantially completed as of December 31, 1997. The Company does not believe that it is materially dependent on a continued flow of revenue from existing or future government related contracts. The Company currently expects to continue to solicit approximately $500,000 per year of government related contracts and to fund any remaining development efforts through license fees, product sales and royalties. There can be no assurance that the United States government and the related contracting parties will not curtail or eliminate their expenditures for services of the type provided by the Company, or if not curtailed or eliminated, that the Company will be successful in obtaining contracts to perform such services in the future. See "Business -- Research and Development."


Market Acceptance

     Since its inception, the Company has focused its product development efforts on research and development with respect to its Thermasorb(R) and ComforTemp(R) products and market applications incorporating Thermasorb(R) additives and ComforTemp(R) foams which the Company believes will be superior to similar applications utilizing currently available non-MicroPCM technologies. As with any new technology, there is a risk that the market may not appreciate the benefits of or recognize the potential applications for the technology. See "Business -- Strategy."

     In order for the Company to achieve broad market acceptance of its thermal management products, the Company must demonstrate to potential consumers and strategic partners that its additives or its products made therefrom are useful in addition to or as replacements for existing thermal management technology. The Company's strategy is to achieve and capitalize upon brand recognition of its thermal management technologies in high profit markets. However, there can be no assurance that the Company's existing or future products will be commercially accepted. The Company's targeted strategic partner base may not change the established thermal management technologies incorporated in their products and may not make the necessary investment to purchase the Company's products. If market acceptance of the Company's products does not develop, the Company's prospects would be materially adversely affected.

Dependence Upon Intellectual Property

     The Company's business is dependent on the continued validity of the patents that it licenses and the effectiveness of its licenses to such patents.

     The Company holds licenses under nine issued and one pending United States patent and one European patent and believes that its rights under these licenses together with the Company's proprietary techniques adequately protect its MicroPCM technology. The Company's rights under the licenses and in the proprietary techniques have not been tested in any court proceeding and there can be no assurance that these rights, if tested, will in fact be adequate to protect its technology. The Company has a license agreement (the "TRDC License") with TRDC for the exclusive worldwide right to develop and commercialize all patented and proprietary bulk PCMs and MicroPCM technologies owned presently or in the future by TRDC ("TRDC Technology") with the exception of MicroPCMs relating to fibers and fabrics with reversible enhanced thermal storage properties ("MicroPCM Fibers and Fabrics"). TRDC's principal, Dr. David
P. Colvin, Ph.D., is a member of the Company's Innovation Advisory Board. The TRDC Technology currently includes nine issued and one pending United States patent and one European patent. TRDC or its licensees have applied for international patent protection for two of the issued United States patents. The TRDC License also grants to the Company the exclusive right and license to sublicense, to manufacture bulk PCMs, MicroPCMs, end-use products, and any improvements thereto based on the TRDC Technology, and to market, sell, use, lease or distribute all applications of such products worldwide, with the exception of MicroPCM Fibers and Fabrics. The Company has been advised that TRDC has assigned its right to receive payments under the TRDC License to an affiliated entity. See "Management -- Innovation Advisory Board."

     The rights to the portion of the TRDC Technology relating to MicroPCM Fibers and Fabrics were licensed by TRDC to Outlast Technologies, Inc. ("Outlast") prior to the Company's licensing all of the other rights to the TRDC Technology under the TRDC License. In order to further expand its rights in the TRDC Technology, in January 1998, the Company entered into an agreement with Outlast (the "Outlast Agreement"). The Outlast Agreement expands the rights of the Company to include combinations of the Company's products with fibers and fabrics. Under the Outlast Agreement, the Company has exclusive rights, for most applications, to manufacture, sub-license and sell ComforTemp(R) foams that are attached to fibers and fabrics or intended to be attached to fibers or fabrics so long as the foam is greater than 2mm in thickness. The Company also may sell Thermasorb(R) additives for use in such foams to be attached to fibers and fabrics. The Company agreed to pay Outlast a royalty if its products are used in certain combinations with fibers and fabrics, with minimum annual payment requirements in effect for as long as the Company desires the agreement to be exclusive (including exclusive of Outlast). Pursuant to the Outlast Agreement, Outlast will not sell fabrics or fibers attached to ComforTemp(R)-type foams greater than 2mm in thickness for ten years, unless the Company elects to permit its agreement to become non-exclusive.

     The Company intends to seek TRDC's acknowledgment that Thermasorb(R) and ComforTemp(R) products, on which royalties are paid under the Outlast Agreement, will not be claimed to be royalty-bearing under the Company's TRDC License. No assurance can be given that the Company will receive TRDC's acknowledgment, and even if obtained, that claims will not be made or, if made, will not be successful. In the event of any dispute as to which products of the Company fall under the TRDC License and which, if any, fall under the Outlast Agreement, the Company believes that it would avoid paying royalties to both TRDC and Outlast on the same products by instituting an interpleader action and depositing the higher royalty into court for distribution to the appropriate licensor. No assurance can be given that such a procedure will be approved by any court, if it becomes necessary. The Outlast Agreement further provides, that if the scope of Outlast's license is restricted by agreement or court decision in a challenge by any third party, the Outlast Agreement is automatically restricted to the same extent. No assurance can be given that under circumstances not presently foreseen the Company could not be required to pay royalties to both TRDC and Outlast on certain product sales.

     There can be no assurance that any steps taken by the Company to protect its intellectual property will be adequate to prevent misappropriation, that any patents or copyrights issued to the Company or its licensors will not be invalidated, circumvented or challenged, or that the rights granted thereunder will provide a competitive advantage. TRDC and the Company are jointly responsible for the protection of the intellectual property licensed by the Company from TRDC. Both Outlast and the Company are responsible for the protection of the intellectual property sublicensed from Outlast. In addition, laws of certain countries in which the Company's products are, or may be developed, manufactured or sold, may not provide the Company's products and intellectual property rights with the same degree of protection as the laws of the United States. Furthermore, there can be no assurance that others will not independently develop technologies similar or superior to the Company's technology and obtain patents, trademarks or copyrights thereon. In such event, the Company may not be able to license such technologies on reasonable terms, or at all. Although the Company believes that its products and technology do not infringe upon proprietary rights of others, there can be no assurance that third parties will not assert infringement claims in the future. Moreover, litigation may be necessary in the future to enforce the Company's rights under licensed patents, copyrights and other intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation, regardless of the outcome, could result in substantial cost and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Patents/Intellectual Property."

     In addition to patent protection, the Company seeks to protect its proprietary information through confidentiality and non-competition agreements with its employees, directors, licensees, customers, strategic partners, consultants, advisors and collaborators. There can be no assurance that such agreements will not be breached, that the Company will have adequate remedies for any such breach or that the Company's proprietary information will not otherwise become known to, or be independently developed by, the Company's competitors. See "Business -- Patents/Intellectual Property."

     The Company holds federal registrations of the trademarks Thermasorb(R) and ComforTemp(R), Canadian registration for the trademark ComforTemp(R) and has applied for trademark registration for Comfort in the Extreme(TM) in the United States. The Company has also filed for international registration for ComforTemp(R) in the European Community. There can be no assurance that the registered or unregistered trademarks of the Company do not infringe upon the rights of third parties or that third parties will not assert claims of infringement. The cost to defend such claims or the requirement to change any trademark (which would result in the loss of any goodwill associated with that trademark) could entail significant expense and have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Patents/Intellectual Property."


Dependence on Small Number of Strategic Partners; Limited Sales and Marketing Experience

     The Company received approximately 45% of its total revenue for the year ended December 31, 1997 from product sales, royalties and license fees from two strategic partners. While its agreements with its strategic partners require minimum annual purchases of Thermasorb(R) additives and ComforTemp(R) foams and royalty payments on the sale of goods utilizing Thermasorb(R) additives and ComforTemp(R) foams for such strategic partners to retain the exclusivity of their rights within specified product categories, there can be no assurance that these strategic partners will not seek to terminate their agreements, or fail to purchase such minimum quantities and/or fail to pay any royalties to the Company. There can be no assurance that these or any other strategic partners will renew or enter into such agreements with the Company in the future. To the extent that the Company's current strategic partners fail to renew their agreements, the Company will be forced to find new strategic partners to replace them. To the extent that the Company is unable to successfully replace such strategic partners or to enter agreements with additional strategic partners, the Company's business, financial condition and results of operations would be materially adversely affected. See "Business -- Strategic Partnerships."

     In the event that sales by the Company's strategic partners of products incorporating the Company's products cease or are curtailed for any reason, the Company will experience a significant adverse effect on its cash flow. No assurance can be given that the Company's existing strategic partners will be able to generate sufficient sales of products incorporating the Company's products, immediately or within a reasonable time after entering into agreements with the Company, to enable the Company to achieve its business plan.

     The present management of the Company has limited experience with respect to the sales and marketing of thermal management products to retail and industrial markets. To date, the Company has only two employees dedicated to sales and marketing. From the time the Company began to commercialize its products in 1996 through December 31, 1997, the Company generated $488,000 from sales of its Thermasorb(R) and ComforTemp(R) products.

Dependence on Single Source Providers for Manufacturing

     The Company currently outsources the manufacture of all of its products, including Thermasorb(R) additives and ComforTemp(R) foams to a limited number of manufacturers. For the year ended December 31, 1997, all of the Company's Thermasorb(R) additives were manufactured under a purchase order with Minnesota Mining and Manufacturing, Inc. ("3M"). Prior to October 23, 1997, all of the Company's ComforTemp(R) foams were manufactured under a purchase order with Lendell Manufacturing, Inc. ("LMI"). On October 23, 1997, the Company entered into a memorandum of understanding with LMI that grants LMI the exclusive license to manufacture a specific hydrophilic polyurethane version of the Company's ComforTemp(R) foams. The Company and 3M have entered into an arrangement that provides firm, fixed pricing for all of the Company's anticipated Thermasorb(R) requirements, as well as favorable pricing and delivery terms for short run and prototype production volumes. Pursuant to the arrangement, the Company placed a blanket purchase order for all of its 1998 anticipated requirements of Thermasorb(R). The Company has also received written assurances from 3M regarding 3M's desire to enter into a long-term supply agreement for the manufacture of the Company's Thermasorb(R) additive. The Company also has executed a non-binding agreement with Foamex International, Inc. ("Foamex") for the manufacture of certain foam products not manufactured by LMI and the right to sell, co-exclusively with the Company, ComforTemp(R) polyurethane foams. While the Company believes that its relationship with Foamex will provide the Company with an additional, high capacity, source of supply for polyurethane foams and access to as yet untapped areas for new strategic partnerships, there can be no assurance that the Company and Foamex will finalize a definitive agreement or that any of the perceived benefits will materialize. No assurance can be given that the Company will be able to procure long-term supply contracts with either 3M, LMI, Foamex or any of its other suppliers. To date, the Company has not experienced difficulty in connection with the delivery of Thermasorb(R) additives or ComforTemp(R) foams. If for any reason the Company is unable or unwilling to procure long-term supply contracts with such suppliers or if any of its suppliers are unable to meet the Company's requirements, the Company could experience cost increases, a deterioration of services from its suppliers, or interruptions, delays or a reduction that may cause the Company to fail to meet delivery schedules to its strategic partners which in turn may have a material adverse effect on the Company's business. See "Business -- Sales and Marketing" and "-- The Manufacturing Process."

     Although the Company believes that alternate suppliers exist for the manufacture of Thermasorb(R) additives and ComforTemp(R) foams in sufficient quantities and at competitive prices with its current suppliers, any unanticipated interruption of supply would have, at a minimum, a short-term material adverse effect on the Company. The Company may outsource the manufacture of some portion of its products to other domestic or international manufacturers in the future. The Company has no current arrangement with any such domestic or international alternative manufacturer, and there can be no assurance that the Company will be able to negotiate acceptable arrangements, or if negotiated, that such arrangements will be on terms and conditions acceptable to the Company. Any difficulties encountered by third-party manufacturers which result in product defects, production delays, cost overruns or the inability to fulfill orders on a timely basis could have a material adverse effect on the Company. See "Business -- The Manufacturing Process."


Alternative Technologies; Technological Obsolescence

     The thermal management products industry is characterized by rapid technological change and frequent introduction of new products and product enhancements which result in relatively short product life cycles and rapid product obsolescence. There can be no assurance that the Company will be able to identify and offer thermal management products necessary to remain competitive and avoid losses related to obsolete inventory or related drastic price reductions.

     The thermal management products industry presents continuing opportunities for the development of alternative insulating and protective devices and technologies. The development and commercialization of alternative thermal management technologies that are less expensive, more effective or more efficient than the Company's technologies could place the Company at a competitive disadvantage. There can be no assurance that the Company will successfully distinguish itself from its competitors, or that the market will consider the products incorporating the Company's products to be superior to its competitors' products or that the Company will be able to adapt to evolving markets and technologies, develop new products or achieve and maintain technological advantages. See "Business -- Technology Overview" and "-- Competition."

Risks Associated With Business Plan and Strategy; Need for Additional Personnel

     The Company has formulated its business plan and strategy based upon certain assumptions regarding the size of the thermal management products market, the Company's anticipated share of this market, the price at which the Company believes it will be able to sell its products, and consumer acceptance of the Company's products. There can be no assurance that the Company's assumptions will prove to be correct. The Company's ability to operate in the future will depend upon many factors, including technological advances and product obsolescence; levels of competition, including the entry into the market of additional competitors and increased success by existing competitors; changes in general economic conditions; increases in operating costs including costs of production, supplies, personnel or equipment; and changes in requirements and regulations promulgated by applicable federal, state and local regulatory authorities. There can be no assurance that the Company will successfully obtain or apply the human, operational and financial resources needed to manage a developing and expanding business. Failure by the Company to manage its growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Strategy."

     In order to meet both the existing and anticipated market demand for the Company's products, the Company needs to attract and retain additional personnel. The Company currently has only two full-time sales and marketing employees, seven product development employees, one quality assurance specialist and one clerical employee. The Company recently retained a Chief Financial Officer who is expected to begin working on April 6, 1998. In order to effectively launch its marketing and sales strategy, the Company will need to hire additional sales, marketing, technical and operations personnel. The success of the Company will also be dependent upon its ability to hire, train and retain new and existing personnel. The Company will compete with other companies with greater financial and other resources for such qualified personnel. There can be no assurance that the Company will be able to hire and retain additional personnel to support the Company's marketing, sales, research and product development efforts. See "Business -- Employees."


Broad Discretion as to Use of Proceeds

     An estimated $1,544,000, or 16.9%, of the net proceeds of the Offering have been allocated to working capital and will be used for such purposes as management of the Company may determine. Management will have broad discretion with respect to the expenditure of that portion of the net proceeds of the Offering. In addition, the Company's estimated allocation of the remaining net proceeds of the Offering is subject to reapportionment among the purposes set forth under "Use of Proceeds" including working capital. The amount and timing of expenditures will vary depending upon a number of factors, including the progress of the Company's product development and marketing efforts, changing competitive conditions and general economic conditions. See "Use of Proceeds."


Fluctuations in Operating Results

     The Company's operating results may vary significantly from quarter to quarter or year to year, depending on various factors such as the timing of product development, the timing of increased research and development, the timing of sales and marketing expenses, the timing and size of orders and the introduction of new products by the Company or its strategic partners. Consequently, revenues or profits may vary significantly from quarter to quarter or year to year, and revenues or profits in any period will not necessarily be predictive of results in subsequent periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


Dependence on Key Personnel; Salary Increases to Management

     The Company's growth and development is dependent upon the continued services of Gregory S. Frisby, Chairman of the Board, President and Chief Executive Officer of the Company, and Douglas J. McCrosson, Vice President of Market Development and Secretary of the Company and the retention and continued services of a qualified Chief Financial Officer. The Company currently has key man insurance on the life of Gregory S. Frisby in the amount of $2.5 million. The Company has retained a Chief Financial Officer who is expected to begin working on April 6, 1998. Although the Company has been able to hire and retain other qualified and experienced personnel, the loss of the services of either Gregory S. Frisby or Douglas J. McCrosson, for any reason, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

     The Company has entered into employment agreements with both Gregory S. Frisby and Douglas J. McCrosson that will expire on December 31, 2002 and December 31, 2000, respectively. The employment agreements effect increases of $148,000 and $13,000 for Gregory S. Frisby and Douglas J. McCrosson for 1998, respectively, from their respective 1997 salaries. The increases in base salary were intended to enable the Company to retain its key managers and were approved by the Board of Directors of the Company at a time when the Company had no independent compensation committee and at a time when the Company continues to experience losses. The agreements contain confidentiality, non-competition, and non-solicitation provisions. No assurance can be given that such agreements will effectively enable the Company to retain key management employees or that the agreements will not be violated, or if violated, that such provisions will be enforced in accordance with their terms, if at all. See "Management -- Employment Agreements."


Competition

     The markets for thermal management products are widely diversified and highly competitive. The Company will compete against current and future competitors that manufacture, produce and sell natural and synthetic thermal management products. Certain of the companies with which the Company competes have substantially greater technical, financial, research and development, and marketing resources than the Company. There can be no assurance that the Company will be able to compete successfully with existing or new competitors. See "Business -- Competition."


Product Liability Exposure and Availability of Insurance

     The development, testing, manufacturing, marketing and sale of the Company's products involve risks of allegations of product liability. While no product liability claims have been made against the Company to date, if such claims were made and adverse judgments obtained, whether directly against the Company or against one of the Company's strategic partners in connection with an end-use product incorporating the Company's products, such claims could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company has taken and intends to continue to take what it believes to be appropriate precautions to minimize exposure to product liability claims, there can be no assurance that it will be able to avoid significant liability. The Company presently maintains product liability insurance in the amount of $1,000,000 per claim with an annual aggregate limit of $2,000,000. The Company also maintains additional insurance coverage in the amount of $9,000,000 per claim with an annual aggregate limit of $9,000,000. There can be no assurance that such coverage is, or any new coverage will be, adequate or will continue to be available at an acceptable cost, if at all. A product liability claim, product recall or other claim with respect to uninsured liabilities or in excess of insurance coverage could have a material adverse effect on the Company's business, operating results and financial condition.


Government Regulations

     As the licensor and supplier of the MicroPCMs and a licensor for their use in certain applications, the Company relies upon its strategic partners to incorporate the MicroPCM materials into final products, such as boots, gloves, outerwear, helmets and automotive and industrial components. Each strategic partner is responsible for determining that its final products conform to applicable governmental health and safety regulations. The Company has not undertaken all necessary tests or analyses to determine if end-products that contain its thermal additives will conform to applicable health and safety regulations. In the event that end-products incorporating the Company's products fail to conform to such regulations, the Company may have to conduct additional research and development to reformulate its products. There can be no assurance that the products could be reformulated, nor can the Company make any estimate of the time or expense involved in such additional research and development, if it were to become necessary.

     The Company may be subject to a variety of federal, state and local environmental laws relating to the storage, discharge, handling, emission, generation, manufacture, use and disposal of chemicals, solid and hazardous waste and other toxic and hazardous materials related to its products. All of the manufacture of the Company's products is outsourced to third-party suppliers, and the Company maintains only a minimal amount of chemicals in its own facility in order to support its internal development activity. The Company believes that it has been operating its facilities in substantial compliance in all material respects with existing laws and regulations. Nevertheless, the failure to comply with current or future regulations could result in substantial fines being imposed on the Company, suspension of production, alteration of its manufacturing or cessation of its operations. Such regulations could require the Company to acquire expensive remediation equipment or to incur substantial compliance expenses. The Company cannot predict the nature, scope or effect of legislation or regulatory requirements that could be imposed or how existing or future laws or regulations will be administered or interpreted with respect to products or activities to which they have not previously applied. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of regulatory agencies, could require substantial expenditures by the Company and could adversely affect the results of operations of the Company.

     In addition, the Company's local facilities and all of its operations are subject to the plant and laboratory safety requirements of various federal, state and local occupational safety and health laws. The Company believes it has complied in all material respects with regard to governmental regulations applicable to it. There can be no assurance, however, that the Company will continue to comply with applicable government regulations or that such regulations will not materially restrict or impede the Company's operations in the future.

No Prior Market for the Common Stock; Determination of Offering Price; Potential Volatility of Stock Price

     Prior to the Offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active trading market will develop or be sustained or that the Common Stock will be resold at or above the initial public offering price. The Common Stock has been approved for listing on the Nasdaq SmallCap Market and the BSE. The initial public offering price of the Common Stock offered hereby has been determined by negotiations between the Company and Barington and does not bear any relationship to the Company's book value, assets, past operating results, financial condition and other established criteria for value. Among the factors considered in determining the initial public offering price were the history of, and the prospects for, the Company's business and the industry in which it competes, an assessment of the Company's management, its past and present operations, the prospects for earnings of the Company, the general condition of the securities market at the time of the Offering, the market prices and earnings of similar securities of comparable companies at the time of the Offering and prevailing market and economic conditions. See "Underwriting."

     After the Offering, the market price of the Common Stock may be subject to significant fluctuations in response to numerous factors, including but not limited to, fluctuations or uncertainties in the Company's quarterly operating results (including losses), delays with respect to entering new licensing agreements, length of time required for the Company's strategic partners to get their products to market, announcements of technological innovations of new products, patents and technology of other suppliers, governmental regulations, conditions in the markets in which the Company and its competitors compete, changes by financial analysts in their estimates of the earnings of the Company, and the economy in general. From time to time, the stock market experiences significant price and volume volatility which may affect the market price of the Company's Common Stock for reasons unrelated to the performance of the Company. In addition, it is expected that there will be a relatively small number of shares of Common Stock trading publicly following the Offering. Accordingly, stockholders may experience difficulty selling or otherwise disposing of shares of Common Stock at favorable prices, or at all. See "Shares Eligible for Future Sale" and "Underwriting."


Control by Principal Stockholders

     Upon completion of the Offering, Gregory S. Frisby, Chairman of the Board, President and Chief Executive Officer of the Company and his brother, Jeffry D. Frisby, who is not involved in the day-to-day operations of the Company, will continue to own approximately 26.0% each of the aggregate of the Company's outstanding Common Stock and Convertible Preferred Stock (24.9% each if the Over-Allotment Option is exercised in full). Pursuant to a Shareholders Agreement between Gregory S. Frisby and Jeffry D. Frisby, Gregory S. Frisby controls the voting of all of Jeffry D. Frisby's shares giving Gregory S. Frisby control of over 51.9% of the aggregate of the Company's outstanding Common Stock and Convertible Preferred Stock after the Offering (49.7% if the Over-Allotment Option is exercised in full) and the power to control the outcome of matters submitted to a vote of the Company's stockholders, including the election of at least a majority of the members of the Company's Board of Directors and to direct the future operations of the Company. Such concentration may have the effect of discouraging, delaying or preventing a change in control of the Company. See "Certain Transactions" and "Principal Stockholders."

     In addition, MUSI Investments S.A. ("MUSI") owns 441,327 shares of the Company's outstanding Common Stock and 587,500 shares of Convertible Preferred Stock that are convertible into an equal number of shares of Common Stock under certain circumstances. MUSI, Gregory S. Frisby and Jeffry D. Frisby are parties to a Stockholders Agreement which requires the Company to use its best efforts to elect a designee of MUSI as a director of the Company (the "MUSI Designee"). MUSI owns 100% of the Convertible Preferred Stock. Except as otherwise required by law, shares of Convertible Preferred Stock have the same voting rights and vote together with the Common Stock. See "Certain Transactions," "Principal Stockholders," "Description of Securities" and "Underwriting."


Participation in Affiliate's Pension Plan

     Until January 1, 1997, the Company's employees participated in a multiple employer pension plan administered for the Company and its affiliate, Frisby Aerospace, Inc. ("Frisby Aerospace"), by LaSalle National Bank. The plan was a 401(k) plan (the "Old Plan") and was funded by employee contributions. Although the Company believes that the Old Plan was administered in accordance with all applicable laws and regulations, the Company could be liable to employees of Frisby Aerospace as well as employees of the Company if it were alleged and proven that the Old Plan was not administered in accordance with all applicable laws and regulations. If imposed, such liability could have a material adverse effect on the Company.


Year 2000 Compliance

     The Company has implemented Year 2000 compliance programs designed to ensure that its computer systems and applications will function properly beyond 1999. The Company believes that adequate resources have been allocated for this purpose and expects its Year 2000 date conversion programs to be completed on a timely basis. The Company does not expect to incur significant expenditures to address this issue. However, there can be no assurance that the Company will identify all Year 2000 problems in its computer systems in advance of their occurrence or that the Company will be able to successfully remedy any problems that are discovered. The expenses of the Company's efforts to address such problems, or the expenses or liabilities to which the Company may become subject as a result of such problems, could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the revenue stream and financial stability of existing customers may be adversely impacted by Year 2000 problems, which could cause fluctuations in the Company's revenues and operating profitability.

No Assurance of Continued Nasdaq SmallCap Market or BSE Listing; Risk of Application of Penny Stock Rules

     The trading of the Company's stock in the Nasdaq SmallCap Market and the BSE will be conditioned upon the Company's meeting certain asset, capital and surplus earnings and stock price tests. To maintain eligibility for trading on the Nasdaq SmallCap Market, the Company will be required to maintain, among other things, net tangible assets of at least $2,000,000; a minimum bid price for the listed securities of $1.00 per share; a market value of the public float of at least $1,000,000; and at least two market makers for its securities. To maintain eligibility on the BSE, the Company is required, among other matters, to maintain total net tangible assets in excess of $1,000,000. There can be no assurance that the Company will continue to satisfy the requirements for maintaining a Nasdaq SmallCap Market or a BSE listing. If the Common Stock were to be delisted from the Nasdaq SmallCap Market and/or the BSE, the prices and the holders' ability to sell such securities would be adversely affected. If the Common Stock were delisted and the Company desired to have it relisted, the Company would be required to satisfy the more stringent initial listing requirements of the Nasdaq SmallCap Market and the BSE.

     If the Company is delisted from the Nasdaq SmallCap Market and the BSE and the price per share dropped below $5.00, then unless the Company satisfied certain net assets tests, the Common Stock would become subject to certain penny stock rules promulgated by the Securities and Exchange Commission (the "Commission"). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for stock that becomes subject to the penny stock rules. If the Common Stock becomes subject to the penny stock rules, investors in the Offering may find it more difficult to sell their Common Stock.


Shares Eligible for Future Sale

     Immediately after completion of the Offering, the Company will have 4,880,613 shares of Common Stock and 587,500 shares of Convertible Preferred Stock outstanding, of which the 1,600,000 shares of Common Stock (1,840,000 shares of Common Stock if the Over-Allotment Option is exercised in full) sold pursuant to the Offering, will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), by persons other than "affiliates" of the Company, as defined under the Securities Act. The remaining 3,280,613 shares of Common Stock and the 587,500 shares of Convertible Preferred Stock are deemed "restricted securities" as defined by Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144. All of the restricted shares of Common Stock will be eligible for trading under Rule 144 commencing 90 days following the date of this Prospectus, subject to certain limitations and other restrictions, including volume restrictions, prescribed by such rule, and to the contractual "lock-up" restrictions described below. The Company, its officers, directors and current stockholders have agreed to enter into lock-up agreements (the "Lock-Up Agreements") under which they will agree not to sell or otherwise dispose of any of their shares of Common Stock and Convertible Preferred Stock of the Company for a period of 24 months commencing upon the date of this Prospectus, or 18 months in certain circumstances, unless certain criteria are met or prior written consent is obtained from Barington. In addition, Barington has agreed with the Nasdaq Stock Market, Inc. not to consent to any sales by MUSI for a period of 12 months from the date of this Prospectus. Sales of substantial amounts of Common Stock, or the perception that these sales could occur, could adversely affect the prevailing market price for the Common Stock and could impair the ability of the Company to raise additional capital through the sale of its securities or through debt financing. See "Shares Eligible for Future Sale" and "Underwriting."

Effect of Options and Representative's Option on Stock Price

     The Company has reserved 250,000 shares of Common Stock for issuance to key employees, officers, directors and consultants upon the exercise of options available for grant under the Stock Option Plan. The Company also will sell to Barington in connection with the Offering, the Representative's Option to purchase an aggregate of 160,000 shares, subject to adjustment as provided therein. Issuance of the Representative's Option and options issuable under the Stock Option Plan could adversely impact future financings. In addition, certain holders of such securities have certain registration rights, and the sale of shares of Common Stock upon exercise of such rights or the availability of such shares for sale could adversely affect the market price of the Common Stock. See "Description of Securities" and "Underwriting."

     The Representative's Option is exercisable for up to 160,000 shares of Common Stock for a five year period commencing one year from the date of the Offering, at an exercise price equal to 165% of the initial public offering price. The exercise of the Representative's Option and any options issued under the Stock Option Plan may dilute the book value per share of Common Stock. The holders of such options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company and have the opportunity to benefit from increases in the price of the Common Stock without risk of an equity investment. The Company has agreed to grant certain demand and "piggyback" registration rights to the holders of the Representative's Option. Such registration rights could involve substantial expenses to the Company and may adversely affect the terms upon which the Company may obtain additional financing. See "Shares Eligible for Future Sale" and "Underwriting."

Dilution


     As of December 31, 1997, the pro forma net tangible book value of the Common Stock was $0.73 per share. Upon completion of this Offering, the net tangible book value will be approximately $2.22 per share, representing immediate and substantial dilution to the public investors of approximately $4.78 or 68.3%. See "Dilution."


No Dividends

     The Company currently anticipates that it will retain all of its future earnings, if any, for use in the operation and expansion of its business, and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. See "Dividend Policy" and "Description of Securities."


Anti-Takeover Provisions

     Certain provisions of the Company's Certificate of Incorporation, By-Laws and Delaware law may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including attempts that might result in a premium over the market price for the shares held by the stockholders and could make it more difficult to remove incumbent management. The Company's Certificate of Incorporation or By-Laws provide that: (i) directors may authorize the issuance of preferred stock (the "Preferred Stock") having rights and preferences established by the Board of Directors without further approval by the stockholders; (ii) except as otherwise required by law, vacancies in the Board of Directors may be filled only by the remaining directors; and (iii) all nominations for candidates for election as directors, other than nominations by or at the discretion of the Board of Directors or a committee of the Board of Directors and all stockholder proposals to be considered at annual or special meetings of the stockholders be presented to the Company pursuant to an advance notice procedure set forth in the Certificate of Incorporation. In general, notice of an intent to nominate a director or to make a stockholder proposal to be considered at a meeting must be received by the Company not less than 60 nor more than 90 days before the meeting and must contain certain information concerning the nominee for director or the proposal to be brought before the meeting and concerning stockholders submitting the proposal. The affirmative vote of at least a majority of the directors or the holders of at least two-thirds of the voting power of the Company's stock is required to alter, amend, repeal or adopt any provision inconsistent with the provisions described in this paragraph. See "Description of Securities -- Preferred Stock" and "-- Directors' Limitation of Liability and Indemnification."

     In addition, the Company is subject to the anti-takeover provisions of
Section 203 of the General Corporation Law of the State of Delaware (the "DGCL"). In general, this statute restricts a corporation from entering into certain business combinations with an interested stockholder (defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock) or its affiliates for a period of three years after the date of the transaction in which the person became an interested stockholder unless: (i) the transaction is approved by the Board of Directors of the corporation prior to such business combination; (ii) the interested stockholder acquires 85% of the corporation's voting stock in the same transaction in which it exceeds 15%; or (iii) the business combination is approved by the Board of Directors and by a vote of two-thirds of the outstanding voting stock not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.


Indemnification and Limitation on Liability of Directors and Officers

     The Company's Certificate of Incorporation provides for the indemnification of the Company's directors and officers to the fullest extent permitted under the DGCL. As permitted by the DGCL, the Company's Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or violation of law;
(iii) for acts or omissions relating to prohibited dividends or distributions or the purchase or redemption of stock; or (iv) for any transaction from which the director derives an improper personal benefit. However, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. See "Description of Securities -- Directors' Limitation of Liability and Indemnification."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the shares of Common Stock offered hereby at the initial offering price of $7.00 per share, after deducting underwriting discounts and commissions and other expenses of the Offering estimated to be $2,056,000 ($2,270,000 if the Over-Allotment Option is exercised in full), will be approximately $9,144,000 ($10,610,000 if the Over-Allotment Option is exercised in full).

     The Company intends to use the net proceeds of the Offering as follows:

                                      Approximate     Percentage of
Use                                      Amount       Net Proceeds
----------------------------------   -------------   --------------
Sales and marketing ..............    $4,400,000          48.1%
Product development ..............     2,400,000          26.2
Capital expenditures .............       600,000           6.6
Research and development .........       200,000           2.2
Working capital ..................     1,544,000          16.9
                                      ----------         -----
   TOTAL .........................    $9,144,000         100.0%
                                      ==========         =====

     The Company intends to use an estimated $4,400,000 of the net proceeds of the Offering to expand its sales and marketing efforts. Of this amount, approximately $3,200,000 is expected to be used to increase brand awareness of the Company's products through implementation of a comprehensive advertising and public relations campaign and increased expenditures on trade shows, and the remaining $1,200,000 is expected to be used for hiring of additional marketing and technical sales personnel and wages and benefits for current sales and marketing personnel. The additional marketing and technical personnel are expected to support the Company's sales and marketing efforts in industries where the Company's products are currently being marketed (including apparel, footwear and sporting goods products), as well as its near term (including home furnishings, shipping and packaging, and healthcare) and long term (including automotive, aerospace, and computers and electronics) target industries. The additional amounts allocated to trade show participation will be used to design and construct trade show displays that can be adapted for use in each of the industries in which the Company currently competes. See "Business -- Strategy" and "--Sales and Marketing."

     The Company intends to use an estimated $2,400,000 of the net proceeds of the Offering for product development for current and potential customers and strategic partners, including the development of additional and improved end-use products to be sold by strategic partners utilizing the Company's Thermasorb(R) and ComforTemp(R) products and the establishment of customer and technical support service teams. See "Business -- Product Development Services and Support."

     The Company intends to use approximately $600,000 of the net proceeds of the Offering to fund capital expenditures necessary to support the sales and marketing, research and development, improved quality control and product development expansion described above, including but not limited to, the acquisition of certain testing and analysis equipment for use in connection with the Company's product development, research and development and improved quality assurance efforts.

     To date, the Company has funded its research and development efforts (and anticipates that it will continue to fund the majority of such efforts) through funding obtained from government and related private sources. Accordingly, the Company intends to use an estimated $200,000 of the net proceeds of the Offering for research and development, including, hiring additional technical personnel and developing new products and technologies. In the event the Company is unable to obtain government or private industry funding for research and development, the Company will be required to pay any future research and development costs from its own resources which would increase the amount of net proceeds allocated to research and development efforts thereafter. See "Business -- Research and Development."

     The balance of the net proceeds of approximately $1,544,000 ($3,010,000 if the Over-Allotment Option is exercised in full), will be employed for working capital, including hiring other management personnel. The Company may also from time to time utilize a portion of such proceeds to acquire or enter into licensing arrangements with respect to complementary businesses, products, services or technologies.

     The table above represents the Company's best estimate of its allocation of the uses of the net proceeds of the Offering based upon the current state of its business operations, its current business plan and strategy, and current economic and industry conditions. The amount and timing of expenditures will vary depending upon a number of factors, including, among other things, the progress of the Company's product development and marketing efforts, changing competitive conditions and general economic conditions. The allocation of the net proceeds of the Offering is subject to reapportionment among the purposes listed above. Management has broad discretion as to the actual allocation of the net proceeds. The actual allocation of the net proceeds cannot be predicted with any degree of certainty. See "Risk Factors -- Broad Discretion as to Use of Proceeds."

     Pending application of the net proceeds as described above, the Company intends to invest the net proceeds of the Offering in short-term, interest-bearing, investment-grade debt securities, money market accounts, certificates of deposit, or direct or guaranteed obligations of the United States government.


                                DIVIDEND POLICY

     The Company intends to retain earnings for use in the operation and expansion of its business and therefore does not anticipate paying cash dividends on the Common Stock in the foreseeable future. The payment of dividends is within the discretion of the Board of Directors and will be dependent upon, among other things, earnings, capital requirements, financing agreement covenants, the financial condition of the Company and applicable law. There is a dividend preference of $1.00 per share on the Convertible Preferred Stock, if, as and when declared by the Board of Directors. See "Description of Securities."

                                   DILUTION


     As of December 31, 1997, the Company had a pro forma net tangible book value of approximately $2,836,000, or $0.73 per share of Common Stock outstanding, after giving effect to the exercise in February 1998 of an option to purchase 587,500 shares of Convertible Preferred Stock at $4.26 per share and assuming the conversion of such shares into 587,500 shares of Common Stock. Net tangible book value equals the tangible net worth of the Company (total tangible assets less total liabilities) divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of 1,600,000 shares of Common Stock in this Offering at the initial public offering price of $7.00 per share, after deducting the underwriting discounts and estimated Offering expenses (of which $139,000 of related expenses have been paid prior to December 31, 1997), the pro forma net tangible book value of the Company as of December 31, 1997 would have been approximately $12,119,000 or $2.22 per share. This represents an immediate increase in pro forma net tangible book value of $1.49 per share to current stockholders and an immediate dilution of $4.78 or 68.3% per share to new investors. The following table illustrates the per share dilution:


       Assumed initial public offering price per share (1) ............                $ 7.00
        Pro forma net tangible book value before the Offering .........   $ 0.73
        Increase attributable to new investors ........................    1.49
                                                                          ------
       Pro forma net tangible book value after the Offering ...........                 2.22
                                                                                       ------
       Dilution per share to new investors ............................                $ 4.78
                                                                                       ======

------------
(1) Represents the initial public offering price per share of Common Stock, before deducting underwriting discounts and Offering expenses payable by the Company.

     The following table summarizes, immediately prior to the Offering, the difference between existing stockholders and investors in the Offering with respect to the number and percentage of shares of Common Stock and Convertible Preferred Stock purchased from the Company, the amount and percentage of consideration paid and the average price paid per share of Common Stock and Convertible Preferred Stock, before the deduction of offering expenses and underwriting discounts:

                                      Shares Purchased          Total Consideration       Average Price
                                     Number       Percent        Amount       Percent       Per Share
                                  ------------   ---------   -------------   ---------   --------------
Existing stockholders .........    3,868,113         71%     $ 5,000,500         31%         $ 1.29
New investors .................    1,600,000         29       11,200,000         69          $ 7.00
                                   ---------         --      -----------         --
   Total ......................    5,468,113        100%     $16,200,500        100%
                                   =========        ===      ===========        ===

     The foregoing table reflects the exercise in February 1998 of an option to purchase 587,500 shares of Convertible Preferred Stock at $4.26 per share and assumes the conversion of such shares into 587,500 shares of Common Stock. The table does not include: (i) 250,000 shares of Common Stock reserved for issuance upon exercise of options which may be granted under the Stock Option Plan; (ii) up to 240,000 shares of Common Stock issuable upon exercise of the Over-Allotment Option; or (iii) 160,000 shares of Common Stock issuable upon exercise of the Representative's Option. See "Management -- Stock Option Plan," "Certain Transactions," "Description of Securities" and "Underwriting."

                                CAPITALIZATION


     The following table sets forth the capitalization of the Company: (i) as of December 31, 1997; (ii) on a pro forma basis to give effect to the exercise in February 1998 of an option to purchase 587,500 shares of Convertible Preferred Stock at $4.26 per share; and (iii) on a pro forma, as adjusted basis to give further effect to the sale by the Company of 1,600,000 shares of Common Stock at the public offering price of $7.00 per share, after deducting underwriting discounts and commissions and estimated Offering expenses. This table should be read in conjunction with the financial statements, including the notes thereto, included elsewhere in this Prospectus.

                                                                                December 31, 1997
                                                               ----------------------------------------------------
                                                                                                       Pro Forma
                                                                    Actual        Pro Forma (1)     As Adjusted (2)
                                                               ---------------  -----------------  ----------------
Stockholders' equity:
 Preferred Stock, 1,000,000 shares authorized; shares issued and outstanding: none actual; 587,500 pro forma and pro
   forma as adjusted ........................................   $         --      $  2,500,000       $  2,500,000
 Common Stock, $.001 par value, 10,000,000 shares autho-
   rized; shares issued and outstanding: 3,280,613 actual and
   pro forma; 4,880,613 pro forma, as adjusted (3) ..........          3,000             3,000              5,000
 Additional paid-in-capital .................................      1,541,000         1,541,000         10,683,000
 Accumulated deficit ........................................     (1,068,000)       (1,068,000)        (1,068,000)
                                                                ------------      ------------       ------------
Total stockholders' equity ..................................        475,000         2,975,000         12,119,000
                                                                ------------      ------------       ------------
   Total capitalization .....................................   $    475,000      $  2,975,000       $ 12,119,000
                                                                ============      ============       ============

------------
(1) Pro forma to give effect to the exercise in February 1998 of an option to purchase 587,500 shares of Convertible Preferred Stock at $4.26 per share. See "Summary Financial Data," "Certain Transactions" and "Description of Securities."

(2) Pro forma, as adjusted to give effect to the sale by the Company of the 1,600,000 shares of Common Stock offered hereby at the initial offering price of $7.00 per share after deducting underwriting discounts and commissions and estimated offering expenses.

(3) Does not include: (i) 587,500 shares of Common Stock issuable upon the conversion of the Convertible Preferred Stock; and (ii) 250,000 shares of Common Stock reserved for issuance under the Stock Option Plan. See "Certain Transactions," "Description of Securities" and Note 10 of notes to financial statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis is intended to assist the reader in understanding and assessing the significant changes and trends relating to the results of operations and financial condition of the Company. This discussion and analysis should be read in conjunction with the Company's financial statements and notes thereto included elsewhere in this Prospectus.


Overview

     The Company was formed in 1989 to identify, acquire, manage, and commercialize innovative technologies. Since its inception, the Company's focus has been on developing thermal management products utilizing a proprietary and patented MicroPCM technology, the rights to which the Company has licensed under the TRDC License and the Outlast License. This technology centers around a thermal additive material that the Company markets under the trade name Thermasorb(R). To date, this additive material has been applied primarily to a family of cooling and insulating foams under the trade name ComforTemp(R), as well as to other materials. The license agreements give the Company the exclusive worldwide right to develop and commercialize this technology with respect to certain applications in exchange for royalties that range from one percent to five percent of product sales revenue and 12.5% to 50% of license fees and royalty revenues, as defined. The TRDC License also requires the Company to make minimum annual payments each year if the royalties do not exceed certain annual minimums that increase from $15,000 to $150,000 over the first eight years of the TRDC License and remain at $150,000 thereafter. The Company is expensing these minimum annual payments to cost of sales on a straight-line basis over the first eight years of the agreement. Under the Outlast License, the Company is required to make minimum annual payments in order to maintain the exclusivity of its license. The annual minimum payments increase incrementally from $150,000 to $600,000 per year from 1998 through 2002 and will be $1,000,000 per year thereafter. See "Business -- Patents/Intellectual Property."

     The Company has incurred cumulative losses since inception through December 31, 1997 of approximately $1,068,000. This is primarily due to the efforts of the Company to develop a supply infrastructure and to identify and test applications of its thermal management products with only limited commercialization prior to 1997. During 1997, the Company began to bring its products to market, as a result of which, approximately 61.4% of the Company's revenue during the year ended December 31, 1997 was attributable to product sales and licensing fees related to its thermal management technology. The Company is following a strategy of positioning its products as high performance products that will be sold in specialty retail or industrial markets. This will be accomplished primarily through strategic partnerships with selected market leaders within targeted industries.

     After the conclusion of this Offering, the Company anticipates that it will generate revenues from two principal sources: (i) sales of its Thermasorb(R) and ComforTemp(R) products for use in the products of its strategic partners; and (ii) royalties from the use of the Thermasorb(R) and ComforTemp(R) trademarks by its strategic partners based on a percentage of its strategic partners' sales of products containing the Company's products to end-users. The Company may also receive license fees and development fees from some strategic partners for the grant of exclusive rights within a specific product category and for development services provided by the Company.

     Management anticipates that the Company will continue to incur operating losses until the fourth quarter of 1999, when it expects to begin realizing greater revenues from the increased introduction of its products into the marketplace by its strategic partners. The Company plans to use the net proceeds of the Offering for sales and marketing, product development, capital expenditures, research and development, and for working capital. See "Use of Proceeds."

     The Company utilizes software and related technologies throughout its business that will be affected by the date change in the year 2000. System modifications or replacements are underway or planned which should make all significant computer systems at the Company compliant with the year 2000 requirement. Anticipated spending for these modifications will be expensed as incurred and is not expected to have a material impact on the Company's ongoing results of operations.

Results of Operations


     The following table sets forth certain operating data in dollars and percentage of total revenues for the years indicated:

                                                                  Year Ended December 31,
                                                          1996                            1997
                                               ---------------------------   -------------------------------
Revenues:
 Product sales .............................    $   14,000          1.2%       $    474,000          37.5%
 Research and development projects .........     1,120,000         92.6             487,000          38.6
 Licenses and royalties ....................        75,000          6.2             301,000          23.9
                                                ----------        -----        ------------         -----
Total revenues .............................     1,208,000        100.0           1,262,000         100.0
Cost of sales:
 Products ..................................        12,000          1.0             452,000          35.8
 Research and development projects .........     1,004,000         83.1             258,000          20.4
 Licenses and royalties ....................        20,000          1.7             265,000          21.0
                                                ----------        -----        ------------         -----
Total cost of sales ........................     1,036,000         85.8             976,000          77.3
                                                ----------        -----        ------------         -----
Gross profit ...............................       173,000         14.3             286,000          22.7
Selling and marketing expense ..............        83,000          6.9             315,000          25.0
General and administrative expense .........       207,000         17.1             900,000          71.3
                                                ----------        -----        ------------         -----
Loss from operations .......................      (118,000)       ( 9.8)           (929,000)        (73.6)
Interest expense ...........................        19,000          1.6              37,000           2.9
                                                ----------        -----        ------------         -----
Loss before income taxes ...................      (136,000)       (11.3)           (965,000)        (76.5)
Income tax (benefit) provision .............       (49,000)       ( 4.1)             45,000           3.6
                                                ----------        -----        ------------         -----
Net loss ...................................    $  (88,000)       ( 7.3)%      $ (1,010,000)        (80.0)%
                                                ==========        =====        ============         =====

Years ended December 31, 1997 and 1996

     Revenues. The Company generates revenue from three primary sources: (i) sales of its Thermasorb(R) and ComforTemp(R) products for use in its strategic partners' products; (ii) revenue from research and development contracts related to the United States Government; and (iii) license fees and royalties from the use of Thermasorb(R) and ComforTemp(R) trademarks by strategic partners in end-user products, as well as other fees earned in connection with its agreements with strategic partners. Total revenues for the year ended December 31, 1997 increased by $54,000 to $1,262,000 from $1,208,000 for the year ended December 31, 1996.

   Product sales. Product sales for the year ended December 31, 1997 increased by $460,000 to $474,000 from $14,000 for the year ended December 31, 1996. The increase was primarily the result of the Company bringing its ComforTemp(R) foams to market in 1997.

   Research and development projects. Revenues from research and development projects for the year ended December 31, 1997 decreased by $633,000 to $487,000 from $1,120,000 for the year ended December 31, 1996. This decrease resulted primarily from completion of several long-term contracts during the year ended December 31, 1997 and the shift in the Company's focus from obtaining and performing funded research and development contracts to commercialization of its products.

   Licenses and royalties. Revenues from license fees and royalties for the year ended December 31, 1997 increased by $226,000 to $301,000 from $75,000 for the year ended December 31, 1996. This increase resulted primarily from the Company's entry into three additional strategic partnership agreements during 1997. These arrangements provided for payments to the Company of certain license fees, at signing, in consideration for exclusive use of the Company's technology in particular product categories. In addition, the Company received $155,000 in royalties based upon sales of end-use products by its strategic partners.

     Cost of sales. Total cost of sales for the year ended December 31, 1997 decreased by $60,000 to $976,000 from $1,036,000 for the year ended December 31, 1996. The Company's cost of sales consists of: (i) direct and indirect costs incurred in connection with product sales; (ii) direct and indirect costs incurred in connection with revenue from research and development contracts relating to the United States government programs; and (iii) royalty payments required to be made to TRDC in accordance with the TRDC License.

   Cost of sales -- Products. Cost of sales related to products for the year ended December 31, 1997 increased by $440,000 to $452,000 from $12,000 for the year ended December 31, 1996. This increase reflected the commercialization of the Company's products during the last three months of 1996 and the year ended December 31, 1997.

   Cost of sales -- Research and development projects. Cost of sales related to research and development projects for the year ended December 31, 1997 decreased by $746,000 to $258,000 from $1,004,000 for the year ended December 31, 1996, primarily due to a decrease in projects during the year ended December 31, 1997. This decrease reflected a shift of personnel to work on the Company's product development effort, the cost of which is classified as general and administrative expenses. This shift reflected the Company's general strategy of shifting its focus to commercialization of its products and away from funded research and development. The related gross profit of such projects increased to 47.0% for the year ended December 31, 1997 from 10.4% for the year ended December 31, 1996. Approximately 65% of this increase was attributable to the Company's overall development contract mix consisting of more cost plus fixed-fee contracts during 1996 as opposed to more fixed priced contracts during 1997 which fixed price contracts proved to be more profitable. The balance of this increase was attributable to losses incurred during 1996 relating to cost sharing contracts which the Company performed during 1996.

   Cost of sales -- Licenses and royalties. Cost of sales related to license fees and royalties for the year ended December 31, 1997 increased by $245,000 to $265,000 from $20,000 for the year ended December 31, 1996.
   Approximately 59% of this increase was the result of the increase in license fees and royalties which required increased licensing payments to be made by the Company in accordance with the terms of the TRDC License. The balance of the increase was due to a $100,000 charge related to prior periods incurred upon the execution of the Outlast Agreement.

     Selling and marketing expense. Selling and marketing expenses for the year ended December 31, 1997 increased by $232,000 to $315,000 from $83,000 for the year ended December 31, 1996. This increase was primarily the result of the Company increasing its marketing activity with respect to its thermal management technology as its products were ready for market and the pursuit of additional exclusive and non-exclusive licenses with potential strategic partners.

     General and administrative expense. General and administrative expenses for the year ended December 31, 1997 increased by $693,000 to $900,000 from $207,000 for the year ended December 31, 1996. This increase was primarily due to the shift in personnel and related costs from funded research and development to product development, which are classified as general and administrative expenses. This shift reflected the Company's general strategy of shifting its focus to commercialization of its products and away from funded research and development. The product development expenses consisted primarily of personnel and related costs in connection with the adaptation of the Company's existing thermal management technologies for use by the Company's strategic partners which personnel and related costs are characterized as general and administrative expenses.

     Interest expense. Interest expense for the year ended December 31, 1997 increased by $18,000 to $37,000 from $19,000 for the year ended December 31, 1996. The increase was primarily the result of increased average borrowings outstanding under the Company's line of credit.

     Income tax provision (benefit). The Company recorded an income tax provision for the year ended December 31, 1997 of $45,000 compared to an income tax benefit of $49,000 for the year ended December 31, 1996. The loss before income taxes for the year ended December 31, 1997 was $965,000 compared to $136,000 for the year ended December 31, 1996. The income tax provision for the year ended December 31, 1997 arose from providing a valuation allowance against all deferred tax assets due to uncertainties relating to expected future taxable income that would have to be generated to realize such assets. The income tax benefit for the year ended December 31, 1996 resulted primarily from recognition of a net operating loss carryback and a deferred tax asset.

     Net loss. As a result of the foregoing, the net loss for the year ended December 31, 1997 increased to $1,010,000 from $88,000 for the year ended December 31, 1996.


Liquidity and Capital Resources

     From its inception through December 31, 1997, the Company incurred cumulative losses of approximately $1,068,000. The Company has financed its operations to date through research and development contracts relating to United States government programs, loans from an affiliated company and bank borrowings. During 1997, the Company received non-interest bearing advances from Frisby Aerospace, certain stockholders of which are also stockholders of the Company, aggregating $517,000. Frisby Aerospace provided the Company with certain facilities at terms that the Company believes to be substantially equivalent to those available from unaffiliated third parties. These facility charges, which are non-interest bearing, are based upon estimates of square footage and include charges for actual expenses incurred by Frisby Aerospace on behalf of the Company. Management believes that such allocations are reasonable. Frisby Aerospace has charged the Company approximately $51,000, and $57,000 for such facilities and related services during the years ended December 31, 1996 and 1997, respectively. In addition, Frisby Aerospace provided the Company with certain facilities, accounting, clerical and office services without charge, the value of which services are not considered material and accordingly, have not been recorded in the accompanying financial statements. The Company has also funded its operations through bank borrowings in the amount of $500,000. Both the bank debt and the advances due to Frisby Aerospace were subsequently repaid with a portion of the proceeds of the Private Placement. See "Risk Factors -- Accumulated Losses; Possible Need for Additional Financing," "-- Reduction in Government Funded Development; No Assurance of Continued Government Contracts" and "Certain Transactions."

     At December 31, 1997, the Company had working capital of $416,000, including accounts receivable-billed of $358,000 and inventory of $248,000, offset by accounts payable of $353,000 and license fees payable of $185,000.

     The Company's liquidity during the year ended December 31, 1997 was significantly impacted by its increasing development of its thermal management products and increasing related sales and marketing efforts. In addition, the increases in inventory and accounts receivable arising from product sales have increased the Company's working capital needs. Net cash used in operating activities for the years ended December 31, 1996 and 1997 was $70,000 and $832,000, respectively. The principal factor contributing to the cash used in operating activities for each of the years ended December 31, 1996 and 1997 was the net loss for each of the respective periods.

     Management anticipates that the Company will continue to incur losses until the fourth quarter of 1999, when it expects to begin realizing greater revenues from increased introduction of its products into the marketplace by its strategic partners.

     The Company has a $500,000 line of credit with a bank. The line of credit bears interest at 0.5% above the bank's prime rate and will expire on June 30, 1998. The amount outstanding under the line of credit was repaid in full in December 1997 with a portion of the proceeds from the Private Placement and, accordingly, the full amount is currently available.

     The Company has incurred cumulative losses since its inception, and therefore, has not been subject to significant federal income taxes. Through December 31, 1997, the Company has generated net operating loss carryforwards of approximately $848,000 which may be available to reduce future available taxable income and future tax liabilities. These carryforwards expire principally in the year 2012. The Tax Reform Act of 1986 provides for an annual limitation on the use of net operating loss carryforwards (following certain ownership changes) that could significantly limit the Company's ability to utilize these carryforwards. Upon the completion of the Offering, the exercise of the Over-Allotment Option, or the subsequent exercise of options or warrants in connection with other future sales of equity, the Company's ability to utilize the aforementioned carryforwards may be limited. Additionally, because the United States tax laws limit the time during which these carryforwards may be applied against future taxes, the Company may not be able to take full advantage of these attributes for federal tax purposes.

     On December 29, 1997 the Company consummated the Private Placement pursuant to which it sold 441,327 shares of its Common Stock and an option to purchase 587,500 shares of Convertible Preferred Stock to an unaffiliated foreign investor for an aggregate purchase price of $2,500,000 and net proceeds of approximately $1,600,000, after the payment of related issuance costs. The Option was exercised at an exercise price of $4.26 per share on February 27, 1998, resulting in proceeds to the Company of $2,500,000. See "Certain Transactions" and "Description of Securities."

     Of the $9,144,000 of estimated proceeds of the Offering, the Company intends to use approximately $4,400,000 for sales and marketing, $2,400,000 for product development of current and potential licensees, $600,000 for capital expenditures, $200,000 for research and development, and $1,544,000 for working capital. See "Use of Proceeds."

     Based on the Company's current operating plan, the Company believes that the net proceeds of the Offering, together with its existing resources and revenues from continuing operations, will be sufficient to satisfy its capital requirements for at least 24 months following the consummation of the Offering. Such belief is based upon certain assumptions, and there can be no assurance that such assumptions are correct. In the event that the Company's plans change, or the proceeds of the Offering are insufficient to fund operations due to unanticipated delays, problems, expenses or otherwise, the Company would be required to seek additional financing sooner than anticipated. Further, depending on the Company's progress in marketing its product line, gaining acceptance of its thermal management technology and its other products and services among the business community, the Company may determine that it is advisable to raise additional capital sooner than was anticipated.


Inflation

     The impact of general inflation on the Company's business has been insignificant to date and the Company believes that it will continue to be insignificant for the foreseeable future.

                                   BUSINESS

General

     The Company is engaged in the development and commercialization of innovative advanced thermal management products for use in a broad range of consumer and industrial products such as gloves, boots, athletic footwear, apparel, protective and temperature retardant equipment, electronics cooling systems, packaging materials, and coating substances. The Company's Thermasorb(R) and ComforTemp(R) products utilize licensed patents and the Company's proprietary MicroPCM technology to enhance thermal characteristics (i.e., insulation, cooling or temperature control properties) of these as well as a variety of other consumer and industrial products. For example, when Thermasorb(R) additives and ComforTemp(R) foams are incorporated into ski gloves, the skier's hands would remain within a constant, pre-set temperature range without the typical accumulation of moisture. Also, if a firefighter were to wear flame retardant clothing incorporating ComforTemp(R) foam, the firefighter would remain cooler and be able to fight fires longer and more safely than a firefighter wearing flame retardant clothing without ComforTemp(R) foam.

     The Company's marketing strategy is based on penetrating large select markets for its thermal management technology through relationships with strategic partners. The Company works closely with its strategic partners within each market to develop commercially viable product applications. To date, the Company has entered into such strategic partnerships with, among others, Wells Lamont Division of Marmon Holdings, Inc., LaCrosse Footwear, Inc. and Bell Sports Corp.

     Thermal management is the process by which the temperature of various materials can be controlled or manipulated. The thermal management materials industry consists primarily of a wide variety of non-phase change materials such as Thinsulate(R) brand insulation for use in apparel, flexible and rigid polyurethane foams for use in footwear, sporting goods, automotive and transportation industries, specialized chemical additives for use in temperature resistant paints and coatings, and liquid coolants for use in aerospace, automotive and computer/electronics cooling systems. Phase change thermal management materials are comprised of materials that have the ability to absorb and reject large amounts of heat by changing from solid to liquid and back, thereby greatly enhancing the ability to heat or cool a particular object.

     The Company's products offer impressive and cost-effective thermal management solutions for a broad range of industries. The Company's current MicroPCM based products consist of a series of thermal additives and a series of foams in which the thermal additives are embedded. The Company currently markets its thermal additives and foams under the trademarks Thermasorb(R) and ComforTemp(R), respectively.

     The Company's thermal management technology utilized in Thermasorb(R) additives and ComforTemp(R) foams provides the following unique characteristics:

     o Intelligent thermal management -- provides pre-selected temperature control;

     o Versatile -- may be incorporated into a wide variety of end-use products;

     o Lightweight -- lighter and less bulky than conventional insulating materials;

     o Durable -- typically outlasts product to which it is applied;

     o Rechargeable -- continuous automatic thermal management;

     o Customizable -- may be engineered to meet the requirements of applications across a wide temperature range;

     o Maintenance free -- no maintenance or power source required; and

     o Complementary -- may be used to enhance other insulating products.


     After the conclusion of this Offering, the Company anticipates that it will generate revenues from two principal sources: (i) sales of its Thermasorb(R) and ComforTemp(R) products for use in the products of its strategic partners; and (ii) royalties from the use of the Thermasorb(R) and ComforTemp(R) trademarks by its strategic partners based on a percentage of its strategic partners' sales to end-users of products containing the Company's products. The Company also may receive license fees and development fees from some strategic partners for the grant of exclusive rights within a specific product category and for development services provided by the Company.

     To date, the Company's products have been incorporated into and are currently being sold to consumers of products such as HotFingers(TM) ski gloves by Wells Lamont, ski and snowboard helmets by Bell Sports Corp., hiking boots and snowboots by Cove Shoe Company and Genfoot, Inc. and fishing waders by Fly Technologies, Inc. In addition, the Company's products are currently being incorporated into products such as snowboots by LaCrosse Footwear, Inc. and personal hydration systems by FasTrak Systems, Inc., which are expected to first be made available for sale to consumers in 1998.


Industry Overview

     Thermal management is the process by which the temperature of various materials is controlled or manipulated. The thermal management materials industry consists primarily of a wide variety of non-phase change materials such as Thinsulate(R) brand insulation for use in apparel; flexible and rigid polyurethane foams for use in footwear, sporting goods, automotive and transportation industries; specialized chemical additives for use in temperature resistant paints and coatings; and liquid coolants for use in aerospace, automotive and computer/electronics cooling systems. Phase change thermal management materials are comprised of materials that have the ability to absorb and reject large amounts of heat by changing from solid to liquid and back, thereby greatly enhancing the ability to heat or cool a particular object.

     The Company believes that its products are the first to combine the two distinct technologies of thermal management and microencapsulation to effect meaningful thermal performance improvements within applications across broad markets. Microencapsulation is the enclosing of materials inside a microscopic shell to maintain the integrity of the enclosed material. The combination of PCM technology with microencapsulation technology overcomes many of the inherent shortcomings of non-encapsulated PCMs, such as the tendency of non-encapsulated PCMs to lose their integrity, and to dissipate, evaporate or exhaust themselves over time. Microencapsulation permits PCMs to be imbedded into a variety of host materials, while maintaining the integrity and thermal functionality of the core PCMs. Microencapsulation is a proven technology and has been used extensively in the pharmaceutical industry (time release medication) and the paper industry (carbon-less copy paper). Since its advent, microencapsulation has been increasingly utilized across diverse applications. Management believes that the technology will continue to gain further penetration and usage in different fields, including thermal management.


Strategy

     Through mid-1996, the Company focused its efforts on acquiring, identifying and testing potential applications for its innovative thermal management products and developing its supply chain infrastructure. Having now obtained licenses to its technology and identified select applications in which to initially market its thermal management products and having completed testing and development of products with manufacturers in several fields, the Company's primary objective is to increase acceptance and usage of its thermal management products in select high performance applications within high-volume targeted industries through strategic partnerships with leaders in such industries while continuously introducing new products in response to the demands of the marketplace.

     Most of the Company's marketing and brand promotion efforts are coordinated through its strategic partners. The Company's agreements with its strategic partners typically obligate the strategic partner to display and promote the Company's trademarks, including, Thermasorb(R) and ComforTemp(R) in all promotional materials, point of sale displays, and direct product advertising with respect to products incorporating the Company's products. The Company refers to these efforts as "co-branding."

     The Company's products are currently being marketed commercially in apparel, footwear and sporting goods products. Three additional fields in which it believes applications of its products are most likely to become commercially feasible in the near term are home furnishings, shipping and packaging and healthcare. In the future, the Company's plans include developing products and establishing strategic partnerships in the automotive, aerospace and computers and electronics industries.

     The Company is following a deliberate strategy of positioning its products as high performance products that will be sold in specialty retail or industrial markets. In the near term the Company intends to focus its attention on building high-quality, well-recognized brand names for its ComforTemp(R) foams and Thermasorb(R) additives within niche markets such as the athletic footwear and outdoor apparel market.

     The Company evaluates prospective products by utilizing a four part criteria. The Company's strategy is to pursue prospective product applications which it determines can: (i) offer significant growth potential within large, established and/or growing markets; (ii) generate attractive margins and enhanced brand recognition while having low capital requirements; (iii) meet a significant unmet market need; and (iv) provide a strong proprietary opportunity for industry leaders entering into strategic partnerships with the Company. Once a specific market or product is identified, the Company seeks to introduce that product by: (i) targeting a market leader in that specific industry; (ii) establishing a strategic relationship with that market leader;
(iii) working closely with its strategic partners to develop the optimal characteristics and marketing efforts for each product incorporating the Company's products; and (iv) coordinating with its strategic partners to maximize market penetration including penetration of the mass market.


Products

     The Company's product portfolio currently consists of its Thermasorb(R) additives and ComforTemp(R) foams. These products offer advanced thermal management solutions for a broad range of industries. In addition, these products address the expanding need for improved thermal management capabilities in a wide variety of commercial products. In response to the requirements of its strategic partners, the Company will work to develop applications of its products in other base materials such as epoxy resins, paints and composite materials.

     Thermasorb(R) additives are a series of thermal management additives developed using the latest advances in microencapsulation technology. Thermasorb(R) MicroPCMs are micron-sized particles in the form of a dry free-flowing powder, consisting of a heat absorbing core material encapsulated within a proprietary, durable shell wall. Thermasorb(R) additives can improve the thermal storage capacity of a variety of host materials, including liquid, foam, epoxy and composite materials. Thermasorb(R) additives are currently commercially available in a variety of transition temperature settings ranging from 43oF to 190oF. The variety of the Company's Thermasorb(R) additives allows for an engineered solution for a multitude of thermal requirements.

     ComforTemp(R) foams are a series of foam products containing embedded Thermasorb(R) additives. ComforTemp(R) foams can be fabricated in different ways to have the ability to retain or exclude heat thereby maintaining a more constant temperature. Thermasorb(R) and ComforTemp(R) products have impressive and cost-effective thermal management properties. For example, Thermasorb(R) additives incorporated into solid materials enable those materials to absorb up to ten times more heat than traditional insulating materials. In tests performed for the United States Air Force by TRDC, liquid coolants containing Thermasorb(R) additives have been shown to remove up to 40 times more heat than traditional coolants. ComforTemp(R) foams are currently available in a light, breathable polyurethane which has the added capability of wicking away moisture while maintaining comfort in extreme hot or cold climates. For cold weather apparel products, the greatest asset of ComforTemp(R) foam is its ability to retain body heat during periods of activity and to release the heat back to the individual during periods of inactivity, when the body is most in need of warmth. ComforTemp(R) foams can be "recharged" repeatedly, as it recharges depending on the individual level of physical activity or other external conditions. For hot weather products, ComforTemp(R) foams can be used as a thin thermal barrier or heat shield to provide protection against extreme heat as well as to facilitate the regulation of body heat generated during activity thereby providing a cooling effect. ComforTemp(R) foams can also be used as a therapeutic or "climate controlled" wrap for comfort or medical purposes.

     The Company's thermal management technology utilized in Thermasorb(R) additives and ComforTemp(R) foams provides the following unique characteristics:

     o Intelligent thermal management -- provides pre-selected temperature control;
     o Versatile -- may be incorporated into a wide variety of end-use products;
     o Lightweight -- lighter and less bulky than conventional insulating materials;
     o Durable -- typically outlasts product to which it is applied;
     o Rechargeable -- continuous automatic thermal management;
     o Customizable -- may be engineered to meet the requirements of applications across a wide temperature range;
     o Maintenance free -- no maintenance or power source required; and
     o Complementary -- may be used to enhance other insulating products.


Product Development Services and Support

     The Company offers its strategic partners a broad range of applied engineering and application support services. The Company's application and thermal engineers specialize in the design, use and application of PCMs and MicroPCMs. The Company works with all of its strategic partners to tailor applications of its product solutions to the strategic partner's specific thermal management needs. These services include:

      Prototype Fabrication: Development of prototypes providing MicroPCM thermal management solutions for custom designed products and systems.

      Thermal Analysis: Analysis and testing of the thermal management characteristics of existing and prototype products and systems.

      Program Management: From initial concept to final product, the Company's engineers work towards providing a complete thermal management product or system.

      Technology Assessment and Product Development: Performance of market research and product assessments as well as reviews of competing products and technologies.

      End-Use Product and Systems Design: Design of thermal management solutions for temperature control systems and specific components to ensure optimal thermal management.

     These design, application and support services enable the Company to work closely with its strategic partners and potential strategic partners early in the product development and design process in an effort to reduce the time from product conception to market.


Initial Target Markets

Apparel Market -- The Company's ComforTemp(R) foams and Thermasorb(R) additives can enhance the thermal characteristics of a multitude of end-products in the apparel industry. People working in extreme hot or cold conditions or who are required to wear protective garments, including firefighters, utility workers, construction workers, police officers or individuals who spend significant amounts of time outdoors, will benefit from apparel manufacturers' use of Thermasorb(R) additives and ComforTemp(R) foams in their products. Such products may alleviate the discomfort, fatigue and impaired coordination caused by heat stress or prolonged exposure to heat or cold. During 1997, one of the Company's strategic partners, Wells Lamont, a large U.S. glove manufacturer, launched the worldwide roll-out of gloves incorporating ComforTemp(R) foam in its line of HotFingers(TM) ski gloves.

Footwear Markets -- ComforTemp(R) foam is well suited for use as an insulating or temperature management material in boots and shoes. During 1997, the Company's strategic partners, Cove Shoe Company and Genfoot, Inc., launched the worldwide roll-out of cold weather footwear including hunting boots and rubber bottom boots. The Company, in January 1998, signed a binding Memorandum of Understanding with LaCrosse Footwear, Inc., America's largest manufacturer of rubber bottom boots, pursuant to which LaCrosse Footwear, Inc. is to introduce three styles of snow boots containing the Company's ComforTemp(R) insulation for sale during 1998.

Sporting Goods Equipment -- The Company believes that many athletic goods could be improved if the Company's products were incorporated into products for climbing/mountaineering, cycling, hiking/backpacking, racquet sports, canoeing/kayaking, running, cross training, sailing, skiing, snowboarding, fishing, hunting, walking and racing. During 1997, the Company's strategic partners, Fly Technologies, Inc. and Bell Sports Corp., launched the worldwide roll-out of products incorporating ComforTemp(R) foam in fishing and hunting waders, and ski and snowboarding helmets, respectively. FasTrak Systems, Inc. is currently developing a thermally managed personal hydration system under the CamelBak(TM) line for introduction in 1998.

Home Furnishings -- The Company has identified applications for incorporating its ComforTemp(R) foams into home furnishings and home products including mattresses, mattress covers, comforters and pillows. The Company is working with a leading home furnishings manufacturer to develop a line of home furnishing products incorporating its ComforTemp(R) foam.

Shipping and Packaging -- Thermasorb(R) and ComforTemp(R) products have applications in the packaging and shipping industries. The Company is currently working with a strategic partner to develop enhanced insulating packages designed to keep foods hot or frozen longer without the need for portable heaters, refrigeration systems or dry ice. Currently under development is a soft-sided delivery bag that will be used for fast food and home delivery applications. These thermally-enhanced bags will ensure that products remain hot until orders are received by customers. The bags are designed to keep food at cooking temperatures for up to 90 minutes. The Company sees significant market potential for this type of product due to the number of people ordering prepared food for home delivery.

  Other potential shipping and packaging applications for the Company's products include pharmaceutical packaging, flower/seed transport, produce transport, organ transplant containers, blood/plasma containers, retrofitting of insulated truck bodies, thermal blankets, speedwalls and electronic component packaging.

Healthcare Industry -- The Company's Thermasorb(R) and ComforTemp(R) products may be incorporated into many products useful in the healthcare industry, including hot and cold packs. Cold packs containing the Company's Thermasorb(R) additives are being developed to maintain temperatures as low as -30oF, while hot packs containing the Company's Thermasorb(R) additives are being developed to maintain temperatures as high as 190oF and can be heated using a microwave oven. Other healthcare applications include wraps, braces and blankets.

Automotive Industry -- The Company has identified many applications for incorporating its Thermasorb(R) additives into automotive components, including seating systems, heat shields, interior and exterior trim, foams and foam laminates, engine cooling systems, thermal grease, epoxies, lubricants and oils, and adhesives. The Company's strategy is to work with end-product manufacturers to identify, test, and provide product solutions to existing and future thermal management problems. The Company is currently working with automotive industry participants on the development of prototypes for interior trim, heat shields, slurry engine coolants, battery insulation and oil coolers, as well as for cooling the next generation of electric and hybrid motor vehicles.

Aerospace Industry -- The Company continues to be involved with government sponsored research and development efforts on avionics, computer and electronics cooling systems. In this regard, the Company has developed or is currently in the process of developing prototypes utilizing its proprietary thermal management products in conjunction with heat sinks, slurry coolants, thermal capacitors and power supplies. In addition, the Company has identified applications of its products which can be used in the manufacture of insulating coatings and paints, which have historically been targeted and tested for the commercial aircraft industry because it can provide a decrease in the overall weight of commercial aircraft through more efficient insulation systems. Aircraft skin protected with a coating impregnated with Thermasorb(R) additives permit manufacturers to use lighter and less expensive composite materials to replace premium-priced exotic metals that are capable of withstanding high temperatures. This not only reduces the weight of the aircraft, but greatly reduces maintenance costs and has the added benefit of protecting underlying materials from thermal shock.

Electronics/Computer Industry -- As computers, electronic systems and components become smaller and more powerful, the amount of heat generated increases as does the need for thermal management solutions. Excessive heat degrades system performance and reliability and can cause system failure. The Company has recognized and is addressing these thermal management opportunities by developing products that use Thermasorb(R) based solutions to safeguard electronic components from system failure by utilizing the ability of Thermasorb(R) additives to absorb large amounts of heat.

Sales and Marketing

     Currently the Company's sales strategy consists of working with its strategic partners to increase the number of end-use products incorporating Thermasorb(R) and ComforTemp(R) offered for sale. The Company leverages the existing sales, marketing and distribution systems of its strategic partners to maximize exposure of its products to retailers around the world. This strategy permits the Company to support a large volume of end-use sales through a small in-house sales staff servicing a small number of strategic partners. The combined sales forces of the Company's strategic partners comprise an extensive network of salespersons and sales representatives.

     The Company's sales process with respect to prospective strategic partner is as follows:

     o A market leader for a particular niche is identified by the Company's marketing group.

     o A relationship is established with a technical point of contact within the target company to achieve "buy in" of the Company's product concept by the technology experts within the prospective strategic partner.

     o The Company and the prospect enter into a reciprocal secrecy agreement ensuring mutual confidentiality and prohibiting "reverse engineering" of the Company's products and requiring the prospect to enter into a license with the Company should it ever decide to place the MicroPCM technology into production.

     o The Company's product development personnel (application engineers) evaluate the prospective strategic partners' needs and recommend a course of action.

     o Upon receipt of an indication of further interest from the prospective strategic partner, the parties may elect to enter into a Joint Development and Option to License Agreement (a "JD/Option to License Agreement") if further development is needed to determine if the Company's products meet the requirements of the prospective strategic partner. This permits the prospective strategic partner to evaluate the technology more closely while (for a fee) reserving the rights to obtain a license once development is completed.

     o The Company and the strategic partner negotiate and enter into a Memorandum of Understanding with a view to the finalization of a License Agreement.

     o The Company and the strategic partner enter into a License Agreement.

     A significant portion of the Company's marketing and brand promotion efforts are coordinated through its strategic partners. The Company's agreements with its strategic partners typically obligate the strategic partner to display and promote the Company's trademarks, including, Thermasorb(R) and ComforTemp(R) in all promotional materials, point of sale displays, and direct product advertising for end-use products incorporating the Company's products. The Company plans to coordinate the promotion of its Thermasorb(R) additives and ComforTemp(R) foams with the promotional efforts of its strategic partners and to implement a scaled-up public relations campaign in order to accelerate the inclusion of feature stories and references to ComforTemp(R) foams and its strategic partners in targeted industry and consumer periodicals. The Company believes that this co-branding strategy will help to minimize its advertising and marketing costs, thereby allowing the Company to allocate a greater portion of its financial resources to the identification of new strategic partners and the development of new product applications in conjunction with its new and existing strategic partners.

     In addition to its own marketing efforts and the efforts of its strategic partners, the Company entered into a non-binding agreement in December 1997 with Foamex granting to Foamex a co-exclusive license with the Company to sell ComforTemp(R) polyurethane foams and an exclusive license to manufacture ComforTemp(R) polyurethane foams (other than certain ComforTemp(R) formulations, currently supplied to the Company by another supplier). The agreement contemplates a definitive agreement having a term of five years with an option for a two year renewal and a worldwide license to sell and to sublicense the right to develop and sell ComforTemp(R) based products to selected end-product manufacturers with which Foamex has existing relationships, subject to the Company's prior written consent. In addition, the Company intends to provide Foamex with a license to manufacture certain ComforTemp(R) foams within the Americas. The license would provide the Company with up-front license fees, technical support payments, minimum purchase requirements, payment of a percentage of sublicensing revenues to the Company and co-branding obligations in return for continued exclusive rights and reciprocal agreements to be the sole source of supply for MicroPCMs and polyurethane foams (other than certain ComforTemp(R) formulations), as the case may be. The Company believes that its relationship with Foamex provides several substantial benefits: (i) an additional, high capacity, source of supply for polyurethane foams; and (ii) access to as yet untapped areas for new strategic partnerships. For the fiscal year ended December 31, 1996, Foamex had total revenues of approximately $926,000,000.


Strategic Partnerships

     The Company seeks to enter into agreements with strategic partners that have very strong brand names, excellent reputations for quality and performance and extensive and established sales and distribution networks. A typical agreement with a strategic partner: (i) identifies a narrowly defined end-use product area in which to develop and commercialize products; (ii) requires the strategic partner to purchase all of its requirements for ComforTemp(R) and Thermasorb(R) MicroPCM additives and foams from the Company; (iii) establishes minimum annual purchases of such additives and foams; and (iv) in exchange for a royalty, grants to the strategic partner a license, which may or may not be exclusive, to use the Company's name and trademarks in conjunction with the products produced.

     The Company earns revenues from the sale of its Thermasorb(R) additives and ComforTemp(R) foams for inclusion in the products of its strategic partners (including annual minimum purchases to maintain exclusivity), earned royalties, license fees for exclusive agreements and development fees for development services. In order to maintain exclusive rights within their respective fields of use, several of the Company's strategic partners are required to make minimum purchases of the Company's products. If those already contracted for minimum purchase requirements are satisfied, the Company will receive approximately $800,000 from the required minimum product sales and related royalties during fiscal 1998.

     Generally, the Company's strategic partners are required to co-brand the Company's products by including the Company's trademarks in all their marketing materials, point of sale displays, and sales promotion efforts for end-use products incorporating the Company's products. Exclusivity, when granted, is established within narrowly-defined end-use products intended to maximize the Company's ability to selectively enter into additional agreements with market leaders in many different product categories and to focus the strategic partner on its field of specialization.

     The table below lists the Company's current strategic partners and the product category which is the subject of its current arrangements with such partners.

Strategic Partner                                 Product
------------------------------------------------  --------------------------------------------------------
Wells Lamont Division of Marmon Holdings, Inc.    All Hand Apparel and Selected Accessories
Bell Sports Corp. (*)                             Winter Sports Helmets (Ski/Snowboard)
Cove Shoe Company, Inc. (H.H. Brown)              Outdoor Goodyear Welt Construction Boots
Genfoot, Inc.                                     Cold Weather Insulated Rubber Bottom Boots
Fly Technologies, Inc.                            Fishing and Hunting Waders
LaCrosse Footwear, Inc. (*)                       Cold Weather Insulated Rubber Bottom Boots
CamelBak/FasTrak Systems, Inc. (*)                Personal Hydration Systems
Thermo Solutions, Inc. (*)                        Temperature Sensitive Food Storage/Transport Containers

------------
*A signed Memorandum of Understanding is in effect.

Wells Lamont Division of Marmon Holdings, Inc. -- All Hand Apparel. The Company entered into an agreement in January 1997 with Wells Lamont Division of Marmon Holdings, Inc. ("Wells Lamont"), granting Wells Lamont exclusive rights to use the Company's products and trademarks with respect to all hand apparel (e.g., gloves and mittens) and selected other products (e.g., ear warmers and industrial gloves) for a period of three years. Pursuant to the agreement, Wells Lamont is required to purchase all of its requirements (including certain minimum purchases to maintain its exclusive rights) for Thermasorb(R) additives and ComforTemp(R) foams from the Company and is required to pay to the Company an up front fee with respect to its exclusive rights and a royalty based on sales. The agreement permits Wells Lamont to enter into sub-license agreements and requires Wells

Lamont to pay the Company a specified percentage of any royalties received under any such sub-license agreements for the production or sale of the licensed products. Wells Lamont is a large U.S. glove manufacturer with a significant market share for gardening gloves and work gloves. Wells Lamont is also a significant supplier of ski gloves with its HotFingers(TM) brand. Wells Lamont has been in continuous operation for 90 years and also manufactures ear warmers, hats, socks, and industrial gloves.

Bell Sports Corp. -- Winter Sports Helmets. The Company has entered into an MOU in April 1997 with Bell Sports Corp. ("Bell") granting Bell exclusive rights to use the Company's products and trademarks with respect to winter sports helmets (skiing and snowboarding) for a period of two years. The Company and Bell are proceeding to finalize a license agreement. Pursuant to the MOU, Bell is required to purchase all of its requirements for Thermasorb(R) additives and ComforTemp(R) foams from the Company and to pay a royalty to the Company based on sales. The MOU also requires Bell to co-brand products that incorporate the Company's products, thereby enhancing the name recognition for the Company's trademarks. For the fiscal year ended June 30, 1997, Bell had total revenues of approximately $260,000,000.

Cove Shoe Company, Inc. -- Outdoor Boots with Goodyear Welt Construction. The Company entered into an agreement in February 1997 with Cove Shoe Company, Inc. ("Cove Shoe") granting Cove Shoe exclusive rights to use the Company's products and trademarks with respect to the manufacture and distribution of outdoor boots with Goodyear welt construction within certain specific style categories (e.g., military, outdoor and others) for a period of three years. Pursuant to the agreement, Cove Shoe is required to purchase all of its requirements (including certain minimum purchases to maintain its exclusive rights) for Thermasorb(R) additives and ComforTemp(R) foams from the Company and is required to pay to the Company an up front fee with respect to its exclusive rights and a royalty based on sales. The agreement also permits Cove Shoe to enter into sub-license agreements provided Cove Shoe pays to the Company a specified percentage of any royalties received under any such sub-license. Cove Shoe is a division of H.H. Brown Shoe Company, a subsidiary of Berkshire Hathaway, Inc., and is one of the oldest shoe manufacturers in the United States. Cove Shoe engages in private label manufacturing for many companies including L.L. Bean, Cabelas, Orvis, DKNY, Ralph Lauren, Harley-Davidson and Bass Pro Shops. Cove Shoe is a major supplier to military and army-navy stores.


Genfoot, Inc. -- Cold Weather Insulated Rubber Bottom Boots. The Company entered into an agreement in February 1997 with Genfoot, Inc. ("Genfoot") granting to Genfoot non-exclusive rights to use the Company's products and trademarks with respect to the manufacture and distribution of cold weather insulated rubber bottom boots for a period of two years. The agreement requires Genfoot to purchase all of its requirements for Thermasorb(R) additives and ComforTemp(R) foams from the Company. The agreement also requires Genfoot to co-brand the Company's products in connection with its products incorporating the Company's products, thereby enhancing the name recognition of the Company's trademarks. In accordance with the terms of the agreement, Genfoot produced and displayed ten styles of Kamik brand boots incorporating the Company's products at the 1997 Outdoor Retailers Show and has advised the Company that it plans to increase this to 12 styles for 1998 including two children's styles. Genfoot is one of the largest Canadian boot manufacturers measured in number of pairs of boots shipped. Genfoot has been in continuous operation for nearly 100 years.

Fly Technologies, Inc. -- Fishing and Hunting Waders. The Company entered into an agreement in March 1997, with Fly Technologies, Inc. ("Fly Tech") granting Fly Tech the exclusive right to use the Company's products and trademarks with respect to the manufacture and distribution of fishing and hunting waders for a period of 21 months. The agreement requires Fly Tech to purchase all of its requirements (including certain minimum purchases to maintain its exclusive rights) for Thermasorb(R) additives and ComforTemp(R) foams from the Company and provides for an up front fee with respect to its exclusive rights and a royalty based on sales. The agreement permits Fly Tech to enter into sub-license agreements that require Fly Tech to pay the Company a specified percentage of any royalties received under any such sub-license. The agreement also requires Fly Tech to co-brand the Company's products in connection with its products incorporating the Company's products, thereby enhancing the name recognition of the Company's trademarks. In addition to their own Fly Tech brand, Fly Tech manufactures private label fishing and hunting waders for Bass Pro Shops.

LaCrosse Footwear, Inc. -- Cold Weather Rubber Bottom Boots. The Company entered into an MOU in January 1998 with LaCrosse Footwear, Inc. ("LaCrosse") granting LaCrosse non-exclusive rights to use the Company's products and trademarks with respect to cold weather, insulated rubber bottom boots other than welt-constructed boots for a period of two years. The Company and LaCrosse are proceeding to finalize an agreement. The MOU provides for royalties based on product sales, requires LaCrosse to purchase all of its requirements of Thermasorb(R) additives and ComforTemp(R) foams from the Company. The MOU also requires LaCrosse to design, produce and market at least three styles of rubber bottom boots incorporating ComforTemp(R) foam in its Fall/Winter 1998 product line. The MOU also requires LaCrosse to co-brand its products that incorporate the Company's products thereby enhancing the name recognition for the Company's trademarks. For the fiscal year ended December 31, 1996, LaCrosse had total revenues of approximately $122,000,000.

CamelBak/FasTrak Systems, Inc. -- Personal Hydration Systems. The Company entered into an MOU in July 1997 with CamelBak/FasTrak Systems, Inc. ("CamelBak") granting CamelBak exclusive rights to use the Company's products and trademarks with respect to cold-weather personal portable hydration systems for commercial and military use for a period of two years. The Company and CamelBak are proceeding to finalize an agreement. The agreement is royalty free but requires CamelBak to purchase all of its requirements (including certain minimum purchases) of Thermasorb(R) additives and ComforTemp(R) foams from the Company and requires CamelBak to design, produce and market at least one style of winter hydration system incorporating ComforTemp(R) foam which is expected to first be made available for sale to consumers in 1998. The MOU also requires CamelBak to co-brand products that incorporate the Company's products thereby enhancing the name recognition for the Company's trademarks.

Thermo Solutions, Inc. -- Temperature Sensitive Food Storage/Transport Containers. The Company entered into an agreement in May 1996 that was amended by an MOU entered into in January 1998 with Thermo Solutions, Inc. ("Thermo Solutions"), an early stage company specializing in the manufacture, sale and distribution of packaging containers for food storage and delivery applications. The Company and Thermo Solutions are proceeding to finalize an agreement. As amended, the agreement is expected to grant Thermo Solutions the exclusive right to use the Company's products and trademarks with respect to temperature sensitive food storage/transport containers of certain sizes through December 1998 with two, one year options. The amended agreement requires Thermo Solutions to purchase all of its requirements (including certain minimum purchases) for Thermasorb(R) additives and ComforTemp(R) foams from the Company and provides for annual licensing fees and royalties based on sales. The final agreement is expected to provide that Thermo Solutions, with the Company's prior consent, may enter into sub-license agreements that require Thermo Solutions to pay a percentage of any royalties received under any such sub-license to the Company. The MOU also requires Thermo Solutions to co-brand products that incorporate the Company's products thereby enhancing the name recognition for the Company's trademarks.

Research and Development

     From its inception in 1989 until mid-1997, the Company's revenues were largely derived from a variety of government related research and development contracts which funded the Company's research and development efforts during that period. Terms and conditions under these government contracts varied from a cost plus basis to a fixed price basis. Upon completion of research and development under these contracts, the government may retain some rights to a royalty-free license to use the newly developed technology for certain of its own uses, and the Company retains all other rights to use and further commercialize the newly developed technology.

     The Company was awarded its first research and development contract from McDonnell Douglas Corporation in 1991 to study the benefits of using MicroPCM technology in avionics cooling systems in military aircraft. Since that time, the Company has identified many applications for its products in a wide variety of areas, including both intermediate and end-use products, and across a wide range of large and/or growing industry segments.

     For the fiscal years ended December 31, 1996 and 1997, the Company was involved in government research and development projects related to technology that is used to improve the thermal management properties of military aircraft and protective outerwear. For those periods, the Company's revenues from research and development were $1,120,000 and $487,000, respectively, and its costs related to such projects were $1,004,000 and $258,000, respectively.

     From time to time, the Company becomes aware of and considers conducting funded research projects that do not relate to thermal management. The Company expects to evaluate future funded research and development projects on a case by case basis and will engage in those projects management considers to offer complementary opportunities for the Company. Of the total research and development revenues received during the fiscal years ended December 31, 1996 and 1997, revenues from projects unrelated to thermal management technology amounted to approximately, $402,000 and $113,000, respectively. To date, the Company has not developed any non-thermal technologies or products that it considers ready to commercialize.

     As of December 31, 1997, the Company had ongoing research projects providing engineering services directly or indirectly for the United States government in the amount of $361,000 and proposals outstanding for research projects having an aggregate potential value of less than $250,000. The Company anticipates that it will continue to conduct some funded research projects in the future. At present the Company would estimate approximately $500,000 per year will be realized from funded research projects. See "Risk Factors -- Accumulated Losses; Possible Need for Additional Financing," "-- Reduction in Government Funded Development; No Assurance of Continued Government Contracts" and "-- Dependence on Small Number of Strategic Partners; Limited Sales and Marketing Experience."


Technology Overview

     Encapsulation technology and traditional PCMs have been separately in development and use since the early 1970's. Nonencapsulated PCMs have been used in many energy-related products for heat storage and temperature control. Microencapsulation has been used extensively in the pharmaceutical industry (time released medication) and the paper industry (carbonless copy paper). The Company's technology combines these two sciences to form an entirely new class of materials that creates heretofore unmatched thermal management solutions.

     PCMs have the capacity to absorb and reject large amounts of heat upon a change of phase (e.g., from solid to liquid, liquid to gas, etc.). The temperature at which the heat absorption and rejection takes place is known as the phase change or transition temperature. The amount of heat either rejected or absorbed is known as the latent heat of fusion.

     In the Company's products, the PCM is encapsulated into tiny capsules ranging in size from one to several hundred microns in diameter. Encapsulating PCMs within a thin polymer shell, thereby forming a microscopic sphere or MicroPCM, allows for the melting and freezing of the PCM core to be contained within this shell. The capsules resemble a fine powder, permitting them to be mixed into a variety of host materials (e.g., fluids, foams and other solid structures) while maintaining the integrity and thermal functionality of the core PCM. The shell wall material used in the Company's MicroPCM additive Thermasorb(R) is extremely durable and is designed and formulated to perform under extreme mechanical, chemical, and thermal conditions.

     Upon heat absorption, the core material in the MicroPCM melts, changing from solid to liquid. Upon heat release or at freezing, the core material turns solid again and is ready for the next melting phase. This unique, reversible characteristic is referred to as "recharging".

     Since the latent heat of fusion of Thermasorb(R) additives is substantially higher than the heat capacity of a host material, the net effect of adding a concentration of Thermasorb(R) additives to a host material results in an increase in the heat capacity of the end product. The choice of core materials contained in the MicroPCM for any given application depends on the desired transition temperature and other system level parameters. The Company has identified dozens of PCMs that are suitable for encapsulation with the Company's existing processes, ranging in melting points from -65oF to over 225oF.

     ComforTemp(R) foams are currently available in a soft hydrophilic version which is light, breathable, open-cell, polyurethane foam which the Company believes is best suited to apparel and footwear applications. The Company's ComforTemp(R) product also has the potential to be produced in at least seven different foam categories including rubber, closed cell neoprene, latex, soft hydrophilic, polyurethane soft, polyurethane rigid, silicone and styrofoam. Each foam category exhibits different thermal, operational and functional capabilities. Depending upon the thermal management characteristics required for a strategic partner's end-use application, the appropriate type of foam (impregnated with Thermasorb(R) additives having the desired transition temperature) can be used to provide optimal thermal protection.

     Test results -- Insulation. Tests performed by the Company for the U.S. Air Force, as well as by independent third-party testing laboratories, including Holometrix, Inc. and the Naval Clothing and Textile Research Center ("NCTRF"), have demonstrated that certain ComforTemp(R) foams provided greater thermal insulation than other existing thermal management materials. The graph below depicts the results of two such tests. The heavily shaded portion of the graph shows the inherent thermal insulation value of the materials (including ComforTemp(R) foam in the uncharged state) as tested by industry standards while the lightly shaded portion shows the additional insulation value of ComforTemp(R) foam in the charged state. The information with respect to the "uncharged" state relates to ComforTemp(R) foam either prior to being charged by wearer activity or after being de-charged by extended exposure at cold temperatures. The lightly shaded portion of the graph relates to the additional insulative benefit derived from the ComforTemp(R) foam as a result of the heat release characteristic of the embedded Thermasorb(R) capsules in their "charged" state.

Insulating Value of ComforTemp(R) Foam in Charged and Uncharged States Compared
                                   to Other
                  Commercially Available Insulating Materials

I       |
        |
N       |
        |
S       |
        |
U  10 --|     *
        |                     *
L   9 --|
        |
A   8 --|
        |
T   7 --|
        |
I   6 --|     X
        |                     X                  X
N   5 --|
        |
G   4 --|                                                             X                  X                    X
        |
    3 --|
        |
V   2 --|
        |
A   1 --|
        |
L       |
        |
U       |
        |
E       |---------------------------------------------------------------------------------------------------------------
           ColorTemp      ColorTemp       name brand fabric      typical foam       typical felt       name brand fabric
           from(LX)       foam(DX)         insulation "A"         insulation         insulation         insulation "B"

     Test results -- Heat protection. The following graph depicts the results of a test conducted on ComforTemp(R) by the Air Force Fire Research Lab at Tyndall Air Force Base. This test demonstrated the extended period of protection that would be provided to a firefighter as a result of incorporating a layer of ComforTemp(R) foam in a conventional fire suit when exposed to a temperature simulating the intense heat of a jet fuel fire. By measuring the temperature increase inside the fire-suit material, with and without ComforTemp(R) foam, the skin temperature of a firefighter is simulated.

               Relative Heat Shielding Capability of a Fire-Suit
                      With and Without ComforTemp(R) Foams


    200 |
        |
        |
        |
T   180 |
E       |
M       |                   *
P       |
E       |
R   160 |
A       |
T       |
U       |                                                       X
R       |
E   140 |
,       |
        |
D       |
E       |
G   120 |
R       |
E       |
E       |
S       |
    100 |
F       |
        |
        |
        |
     80 |
        |----------------------------------------------------------------------
         0         50        100       150         200         250          300
                                     seconds

* = standard material
X = ComforTemp foam

The "*" and "X" each represent the end point of a line originating at the intersection of the vertical and horizontal axes of the graph and extending to such points. Although neither line maintains a perfectly constant slope, overall the straight lines described above fairly approximate the slope of the lines produced from the actual data.

The Manufacturing Process

     The Company currently outsources all of its production needs and anticipates that it will continue to do so for the foreseeable future. The Company currently has informal agreements and is negotiating definitive supply agreements with companies involved in each stage of the manufacturing process. In the event that any of those companies were unable to continue to supply the Company with materials or services, the Company believes that it would be able to arrange for other sources available on similar terms and at competitive prices. See "Risk Factors -- Dependence on Single Source Providers for Manufacturing."

     The chart below illustrates the manufacturing and quality assurance processes for the Company's products:




                               [GRAPHIC OMITTED]



     The flow chart shows the flow of the Company's manufacturing process from (level 1) raw phase change materials to (level 2) Thermasorb(R) additives to (level 3) ComforTemp(R) foam in slab form to (level 4) ComforTemp(R) foam in thin sheets, with corresponding quality assurance at each stage of the process. Sales are indicated, after quality assurance reviews of finished Thermasorb(R) additive (level 2) and of ComforTemp(R) foam in thin sheets (level 4).


     Currently, all of the Company's requirements for Thermasorb(R) additives are manufactured by the Minnesota Mining and Manufacturing Company ("3M"). The Company and 3M are parties to a Reciprocal Secrecy Agreement pursuant to which each agrees to maintain the confidence of the others' proprietary information and to not use or divulge that information except with the written consent of the other. The Company and 3M have entered into an arrangement that provides firm fixed pricing for all of the Company's anticipated 1998 requirements for Thermasorb(R) additives, as well as favorable pricing and delivery terms for short run and prototype production volumes. Pursuant to the arrangement the Company placed a blanket purchase order for all of its 1998 anticipated requirements of Thermasorb(R). Prior to October 23, 1997, the Company obtained all of its requirements for ComforTemp(R) foams under purchase orders with LMI. The Company has relationships with other suppliers for each of the other steps of the production process. On October 23, 1997, the Company entered into a memorandum of understanding with LMI granting LMI the exclusive licence to manufacture a specific hydrophilic polyurethane version of the Company's ComforTemp(R) foams. Foamex is an additional supplier for the production of ComforTemp(R) polyurethane foams. The Company has agreed to permit Foamex to sell ComforTemp(R) polyurethane foams for applications specifically consented to by the Company. Foamex is a major manufacturer of foam products, having significant manufacturing capacity both within and outside of the United States. For the fiscal year ended December 31, 1996, Foamex had total revenues of approximately $926,000,000. See "Business -- Sales and Marketing."

     The Company monitors and tests its products during each step of the manufacturing process for quality assurance purposes. Raw PCM, identified by lot number, is delivered to the Company to ensure that the quantity of heat the PCM can hold at different temperature levels adheres to the Company's product specifications. After encapsulation, the Company tests and verifies the quality of the shell wall and validates that the product satisfies its thermal requirements. The Company verifies and tests the foam products prior to shipment to its strategic partners. All testing is performed by the Company's quality assurance team based in its North Carolina facility.

Patents/Intellectual Property

     In 1991, the Company secured exclusive rights under a Joint Development Agreement and subsequently entered into the TRDC License with TRDC. Pursuant to the TRDC License, TRDC granted to the Company perpetual exclusive worldwide rights with respect to all applications of bulk PCMs and MicroPCMs covered by TRDC's patents and proprietary intellectual property other than MicroPCM Fibers and Fabrics which previously had been licensed to Outlast. Pursuant to the terms of the TRDC License, the Company has the exclusive right to manufacture bulk PCMs and MicroPCMs, end-use products and improvements and the right to market, sell, use, lease and distribute all applications except MicroPCM Fibers and Fabrics, and to sublicense such rights. The Company is required to pay TRDC a royalty based on gross product sales revenues and a percentage of any royalties the Company receives from its strategic partners and sublicensees. The TRDC License establishes minimum annual royalties payable over the term of the TRDC License which are offset to the extent of any actual earned royalties paid to TRDC and a percentage of any research and development contracts accepted by TRDC from the Company. Pursuant to the terms of the TRDC License, the Company is required to pay all of the patent expenses with respect to inventions that exclusively benefit the Company and a portion of the patent expenses with respect to inventions in which the Company shares the benefits with others. Effective January 3, 1997, TRDC assigned its rights under the TRDC License to an affiliated entity. TRDC is obligated under the TRDC License to notify the Company and to give the Company the benefit of any future developments for bulk PCM and MicroPCM technologies other than MicroPCM Fibers and Fabrics.

     The TRDC License granted to the Company broad exclusive rights in the MicroPCM Technology. Even so, the Company wanted to secure exclusive rights to a significant portion of the rights granted earlier by TRDC to Outlast, especially in light of the Company's initial successes with strategic partners in the fields of apparel and footwear where there exists a high likelihood of some combination of the Company's Thermasorb(R) and ComforTemp(R) products with some type of fiber or fabric. In order to expand the scope of the Company's rights in the MicroPCM Technology, in January 1998, the Company entered into the Outlast Agreement. The Outlast Agreement, among other things, secures additional exclusive rights for the Company and limits Outlast's rights with respect to the combination of MicroPCM foams with fibers and fabrics. Under the Outlast Agreement, the Company has exclusive rights, for most applications, to manufacture, sub-license and sell ComforTemp(R) foams that are attached to fibers and fabrics or intended to be attached to fibers or fabrics so long as the foam is greater than 2mm in thickness. The Company also may sell Thermasorb(R) additives for use in foams attached to fibers and fabrics. The Company agreed to pay Outlast a royalty for its products if its products are used in such combinations with fibers and fabrics, with minimum annual payment requirements in effect for as long as the Company desires the agreement to be exclusive (including exclusive of Outlast). Pursuant to the Outlast Agreement, Outlast will not sell ComforTemp(R)-type foams greater than 2mm in thickness attached to fibers and fabrics for ten years, unless the Company elects to permit its agreement to become non-exclusive. See "Risk Factors -- Dependence Upon Intellectual Property."

     Currently, TRDC's intellectual property relating to MicroPCMs includes nine issued United States patents, one pending United States patent and one European patent which expire from 2006 to 2013. TRDC or its licensees are in the process of applying for international patent protection for the TRDC patented technology. The Company believes that its MicroPCM technology is adequately protected by its existing licenses of the TRDC patents and by its proprietary know-how, although the validity of the patents underlying the licenses and the limits of the licenses have never been contested in any legal proceeding. See "Risk Factors -- Dependence Upon Intellectual Property."

     The following table sets forth information regarding the patents currently licensed to the Company.

                                                                                                      Patent
  Date of                                                                                           Expiration
   Patent      Patent Number                  Description                        Industry             (Year)
-----------  ----------------  ----------------------------------------  ------------------------  -----------
  2/28/89    4,807,696         Thermal Energy Storage Apparatus          Automotive, Aerospace,       2006
                               Using Encapsulated PCMs                   Electronics
  3/27/90    4,911,232         Heat Transfer Using MicroPCM Slurries     Automotive, Computers,       2007
                                                                         Electronics
  8/25/92    5,141,079         Cutting/Cooling Fluid                     All Industries               2009
   7/6/93    5,224,356         Thermal Energy Absorbing and              Electronics                  2010
                               Conducting Potting Materials
   3/1/94    5,290,904         Thermally Enhanced Heat Shields           Protective Apparel           2011
 11/22/94    5,366,801         Coated Fabric With Reversible Enhanced    Protective Apparel           2011
                               Properties
  5/16/95    5,415,222         Microclimate Cooling Garments             Protective Apparel           2012
  3/19/96    5,499,460         Moldable Foam Insole with                 Footwear                     2013
                               Reversible Enhanced Thermal Storage
  6/10/97    5,637,389         Thermally Enhanced Foam Insulation        All Industries               2012
             Patent Pending    Thermal Insulating Coating using          All Industries                --
                               MicroPCMs*
  1/14/98    0611330**         Coated Fabric With Reversible             All Industries               2013
                               Enhanced Properties

------------
 *A Notice of Allowance has been issued and a patent number is expected by the
  Company to be issued shortly.
**European Patent granted with respect to the invention covered by United
  States Patent No. 5,366,801

     The Company has registered the trademarks Thermasorb(R) and ComforTemp(R) with the United States Patent and Trademark Office (the "PTO") and has applied for registration of the trademark Comfort in the Extreme(TM) which application has been allowed by the PTO. Effective March 9, 1998, the Company received a registered Canadian trademark for ComforTemp(R). A trademark application has also been submitted for ComforTemp(R) in the European Community. See "Risk Factors -- Dependence Upon Intellectual Property."

     In addition to its licenses and trademarks, the Company is developing considerable proprietary technology and trade secrets with respect to the selection of the raw material(s) to be used for the capsules' core material, shell wall materials and the composition of the capsule which the Company believes accords it a considerable competitive advantage. The Company believes that significant barriers have been created for potential competitors by securing licenses under patents which grant and protect its rights to a wide variety of applications, spanning a broad spectrum of industries and end-use products. In order to further protect its proprietary trade secrets and know-how, the Company generally requires any person having access to such confidential information to execute an agreement whereby such person agrees to keep such information confidential.


Competition

     The Company's Thermasorb(R) additives and ComforTemp(R) foams compete with a wide variety of natural and synthetic insulating products, including other applications of MicroPCMs and bulk PCMs, open and closed cell foams, synthetic insulators (e.g., Thinsulate(R), Polar Guard(R)), wool and down. The Company believes that its ComforTemp(R) foams offer significant benefits over natural and synthetic insulation materials and foams not containing MicroPCMs because of (i) the ability of the ComforTemp(R) foam to absorb heat and release it when cooling occurs; (ii) its lightweight, low bulk characteristics; (iii) its durability; (iv) its rechargeability; (v) its ability to be customized to a particular temperature within a wide range of temperatures in a wide variety of applications; (vi) its minimal maintenance requirements; and (vii) its ability to be combined with other available heat management materials. The Company's products also have the capacity to function reversibly. Depending on the placement of the ComforTemp(R) foam, it may be engineered to absorb, reject or regulate heat.

     The Company competes directly with Outlast in certain applications. The license granted to Outlast by TRDC permits it to market applications of MicroPCM Fibers and Fabrics. The Company believes that the principal area of competition with Outlast involves applications where MicroPCM Fibers or Fabrics less than 2mm thick may be used instead of combinations including the Company's ComforTemp(R) foam. The Company believes that products incorporating its ComforTemp(R) foam will offer significant advantages over such fabric application because fabrics will not have sufficient volume of MicroPCMs to provide a significant thermal management solution. See "Business -- Patents/Intellectual Property."

     The Company will also compete with other companies, including R.G. Barry Company and Phase Change Laboratories, Inc., companies utilizing bulk PCMs primarily for heat retention products. The Company believes Thermasorb(R) additives and ComforTemp(R) foams offer superior performance characteristics because microencapsulation obviates the need for containment of the PCM in a sealed bag or other packaging which may tear or leak resulting in contamination and rendering the end product useless.

     The Company's products also compete with active mechanical and solid cooling alternatives (e.g., fans, conductive heat sinks) currently utilized for selected electronics and computer cooling applications and certain medical products. For these applications, Thermasorb(R) will compete within a fragmented market comprised of specialty firms, including Aavid Thermal Technologies, Inc. and various smaller companies, including Advanced Ceramics Corporation, Thermacore, Inc., Chipcoolers, Inc. and Marlow Industries, Inc. The Company believes that Thermasorb(R) would be an effective means to enhance the performance of thermal solutions being provided by these and other firms, resulting in a fertile area for strategic partnerships within this segment of the industry.

     The Company's products will also compete with actively cooled liquid solutions (e.g., automobile radiator circulating water to cool an engine) which the Company believes is inferior in technical performance to Thermasorb(R)-based cooling solutions. The Company recognizes, however, that there is a significant price differential between existing water-based systems and cooling solutions incorporating the Company's Thermasorb(R) additives. The Company believes that based upon its current technology the additional cost involved in utilizing a Thermasorb(R) solution will not be justified in such a price sensitive market, therefore, the Company will not target this area in the near term.

Facilities

     The Company currently has three facilities. The Company occupies its current headquarters located in Freeport, New York, consisting of approximately 500 square feet under a rent free arrangement with an affiliated company, Frisby Aerospace. The Company expects to vacate its current space in April 1998 and take occupancy of approximately 2,000 square feet of space located at 77 East Main Street, Bay Shore, New York. This space will be occupied by the Company pending completion of its permanent space also to be located in Bay Shore. The landlord for both the temporary and the permanent space in Bay Shore is the Town of Islip. The Company anticipates taking occupancy of the permanent space in Bay Shore by January 1999. The temporary space in Bay Shore is currently occupied on a rent free basis and the Company believes it will continue to be occupied on a rent free basis until the Company takes occupancy of the permanent space in Bay Shore. The Company is currently negotiating the lease for the new headquarters space in the newly renovated facility in Bay Shore, New York. See "Certain Transactions."

     The Company currently sub-leases its development and laboratory facilities in Clemmons, North Carolina, consisting of approximately 8,000 square feet from Frisby Aerospace. The existing sublease expired on November 30, 1997 and has been extended on a month-to-month basis at a monthly rent of $2,520. On March 2, 1998, the Company entered into a lease with Piedmont Institute for Research & Technology II, LLC ("Piedmont") to lease space in a facility in Winston Salem, North Carolina (the "Piedmont Lease") which will better suit the Company's near and long-term requirements for expansion space. The Piedmont Lease has a 20 year term with a monthly lease payment beginning at $10,462 and increasing to $11,612 per month over the term of the lease. The rental payments for the facility will increase by an additional $1,046 per month if the Company elects not to lease the basement of the building, at the rate of $5.00 per square foot per month, after occupying the premises for 24 months. In addition, the Company will pay approximately 26% of the operating expenses of the building containing the leased premises which is proportionate to the space occupied by the Company. The

Company expects to take possession of approximately 25,100 square feet of new space and to vacate its Clemmons facility by June 1998. The Company has also reserved two condominium units in the Winston-Salem facility for a purchase price of $80,000 and $78,000, respectively. The Company plans to use the condominium units as accommodations for visiting employees, directors and strategic partners which the Company believes will provide more cost effective lodging for such visitors. See "Certain Transactions."

     The Company also leases approximately 5,000 square feet from a non-affiliate in Aiken, South Carolina. The Company uses the Aiken facility to perform some of its research and development activities. The facility is expected to remain in use until June 1998. The monthly rent for the facility is $1,250.

     The Company does not consider any of the facilities it currently occupies suitable for its future needs and is negotiating a new lease in New York and has executed a lease for a new facility in North Carolina as described above. The Company believes that the new space in North Carolina will be sufficient for the Company's product development efforts for the foreseeable future. Upon taking occupancy of the new North Carolina facility, the Company will move the operations currently conducted at its South Carolina facility into the new North Carolina facility.


Employees

     As of December 31, 1997, the Company had 13 full-time employees of which two are executives, seven are product development personnel, two are engaged in sales and marketing, one is a quality assurance specialist and one is clerical. The Company has also retained the services of a Chief Financial Officer who is expected to begin working on April 6, 1998. The Company has no collective bargaining agreements and believes its relations with its employees are good.


Legal Proceedings

     The Company is not involved in any legal proceedings. In the ordinary course of its business, the Company, from time to time, may be subject to litigation.

                                  MANAGEMENT

Directors and Executive Officers

     The following table sets forth the names and ages of the Company's directors, executive officers and significant employees and the positions they hold with the Company.

              Name                Age                          Position
-------------------------------  -----  -----------------------------------------------------
Gregory S. Frisby(1) ..........   38    Chairman of the Board of Directors, President, Chief
                                        Executive Officer and Treasurer
Jeffry D. Frisby(1) ...........   42    Director
Douglas J. McCrosson ..........   35    Vice President of Market Development and Secretary
Stephen P. Villa(2) ...........   34    Chief Financial Officer
Pietro A. Motta ...............   60    Director

------------
(1) Gregory S. Frisby and Jeffry D. Frisby are brothers.
(2) Stephen P. Villa will begin working for the Company on April 6, 1998.

     Gregory S. Frisby has been the Chairman of the Board of Directors, President and Chief Executive Officer of the Company since its inception in 1989. From 1991 to 1997, Gregory S. Frisby was the Chief Executive Officer of Frisby Aerospace. He also serves as a member of the Board of Directors of Applied Technology Center Corporation since 1995 and the Long Island Forum for Technology since 1994. He is a member of the Scientific and Business Advisory Board of the Long Island Research Institute. From 1993 to 1994, Gregory S. Frisby was Chairman of the National Advisory Board for the Small Business Development Center Program for the Small Business Administration, from 1991 to 1993 he was a member of the advisory panel assessing U.S. technology and the transition to a peacetime economy for the Congressional Office of Technology Assessment, and from 1995 to 1996 he was a member of the CEM Task Force on Privatization at the U.S. Department of Energy and a member of the Economic Policy Council's Panel on "Economic Adjustment After the Cold War" for the United Nations Association. Gregory S. Frisby received his Bachelor of Science degree in Business Administration from Wake Forest University in 1981.

     Douglas J. McCrosson has been the Vice President of Market Development and Secretary of the Company since 1997. Mr. McCrosson became the Vice President of Technical Operations in 1997 and from 1992 through 1997, he was the Group Director responsible for all of the Company's thermal product development programs. From 1988 to 1992, Mr. McCrosson was employed as an engineering manager at Frisby Aerospace. From 1984 to 1988, Mr. McCrosson was a hydraulic systems engineer for the Grumman Corporation. Mr. McCrosson received his Bachelor of Science degree in Mechanical Engineering from the State University of New York at Buffalo in 1984 and his Masters of Science degree in Management from Polytechnic University in 1990.

     Jeffry D. Frisby is a director of the Company. Since 1986, Jeffry D. Frisby has been the President and a director of Frisby Aerospace. Jeffry D. Frisby also serves on the Industrial Advisory Board of the American Society of Mechanical Engineers. He received his Bachelor of Science degree in Business Administration from Wake Forest University in 1977.

     Stephen P. Villa has been named as the Chief Financial Officer of the Company and will begin working on April 6, 1998. From January 1997 to March 1998, Mr. Villa was the controller of Harman Consumer Group an operating company of Harman International, Inc. which sells consumer electronic products. From 1986 to 1993 Mr. Villa was an audit manager with Price Waterhouse LLP in New York. From 1993 to mid-1996, Mr. Villa was an audit senior manager with Befec-Price Waterhouse in Paris, France. From mid-1996 through January 1997 Mr. Villa was an audit senior manager with Price Waterhouse LLP in New York. Mr. Villa is a certified public accountant. Mr. Villa received his Bachelor of Science degree in accounting from Babson College in 1986.

     Pietro A. Motta is a director of the Company. Since 1984, he has provided independent legal and financial advisory services for corporate transactions to private financial, industrial and real estate groups. He is also a director of SMEF, the investment banking unit of Compagnie Monegasque de Banque, and an international advisor to HSBC Investment Banking of Hong Kong & Shanghai Bank. Mr. Motta received his Bachelors degree from Collegio San Carlo & Liceo Manzoni in 1956 and his Juris Doctor degree from Universita degli Studi di Milano in 1960.


Board of Directors

     Upon completion of the Offering, the Board of Directors will consist of five members. There are currently three directors and two vacancies on the Board. Pursuant to agreements between the Company and Barington and the Company and MUSI, Barington and MUSI each have the right to designate one nominee for election as a member of the Board of Directors of the Company. Mr. Motta is the MUSI designee to the Board. Following completion of the Offering, the Company expects to appoint two additional members of the Board of Directors including a designee of Barington. See "Certain Transactions."

     Executive officers of the Company are elected annually by the Board of Directors and serve until their successors are duly elected and qualified.


Board Committees

     After completion of the Offering, the Board of Directors will have Audit, Compensation and Option Committees. The Audit Committee will make annual recommendations to the Board of Directors concerning the appointment of the independent public accountants of the Company and will review the results and scope of the audit and other services provided by the Company's independent auditors. The Compensation Committee will make recommendations to the Board of Directors concerning salaries and incentive compensation for employees of the Company. The Option Committee will make recommendations to the Board of Directors concerning incentive stock option plans for officers, directors, key employees and consultants of the Company. After completion of the Offering, the independent directors to be appointed to the Board of Directors, will be appointed to the Audit Committee, the Compensation Committee and the Option Committee.


Director Compensation

     Directors who are employees of the Company receive no compensation for their service as members of the Board. It is expected that directors who are not employees of the Company will receive options to purchase 7,500 shares of Common Stock for each year served on the Board of Directors at a price equal to no less than the fair market value on the date of the grant that will vest one year after such grant and reimbursement of expenses incurred in connection with attendance at Board of Directors and committee meetings.


Innovation Advisory Board

     The Company is in the process of forming an innovation advisory board (the "Advisory Board"). The members (the "Advisors") of the Advisory Board will consult with the Company on developments relating to the scientific, research and sales and marketing aspects of its business. In selecting the members of the Advisory Board, the Company's Board of Directors intends to seek expertise in a variety of areas, including financial, technical and marketing matters related to the Company's thermal management products as well as the marketing of products manufactured or sold by the Company's strategic partners and customers. Currently the Company has identified five members of the Advisory Board including Dr. David P. Colvin, Ph.D., the inventor of the Company's MicroPCM technology and principal of TRDC, and representatives of certain of the Company's current and potential strategic partners including Hannoosh Industries, Sensormatic Electronics, Nike, Inc. and Sun Microsystems, Inc. Advisors will devote only a small portion of their time to the affairs of the Company and will have other commitments to, or consulting or advisory contracts with, other institutions which may conflict with the Advisors' obligations to the Company. If any such conflict would adversely effect such Advisor's ability to perform his or her duties, or cause harm to the Company or its shareholders, such Advisor would be forced to resign. The Company is not currently aware of any such conflict. Additionally, the Company will require each of its Advisors to execute a confidentiality agreement upon the commencement of his or her relationship with the Company. The agreements generally provide that all confidential information made known to the individual during the term of the relationship shall be the exclusive property of the Company and shall be kept confidential and not disclosed to third parties except under specified circumstances.

     Set forth below are the names and areas of expertise of individuals currently identified by the Company and agreeing to serve on the Company's Advisory Board:

Name                                    Area of Expertise
-------------------------------------   -------------------------------------
         Dr. David P. Colvin, Ph.D.     Thermal Science and medical research
         Dr. James Hannoosh, Ph.D.      Advanced materials development
         Mark Krom                      Electronics
         Mary Ellen Smith               Materials research
         Marlin R. Vogel                Advanced computer cooling


Advisory Board Compensation

     Advisors who are not employees of the Company will receive options to purchase 2,500 shares of Common Stock for each year served on the Advisory Board at a price equal to no less than the fair market value on the date of the grant, and reimbursement of expenses incurred in connection with attendance of Advisory Board meetings.


Limitation of Liability and Indemnification of Directors and Officers

     The Certificate of Incorporation provides for the indemnification of the Company's directors and officers to the fullest extent permitted under the DGCL.

     As permitted by the DGCL, the Company's Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or violation of law; (iii) for acts and omissions relating to prohibited dividends or distributions or the purchase or redemption of stock; or (iv) for any transaction from which the director derives an improper personal benefit. As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


Executive Compensation

     The following table sets forth the compensation for services in all capacities awarded to, earned by or paid to the Company's Chief Executive Officer. There were no other executive officers of the Company whose aggregate salary and bonus during the fiscal year ended December 31, 1997 exceeded $100,000.

                                         Annual Compensation
                                         -------------------
                                                                          Other Annual
      Name and Principal Position         Year      Salary      Bonus     Compensation
--------------------------------------   ------   ----------   -------   -------------
Gregory S. Frisby, Chairman of the       1997      $52,000       --           --
 Board of Directors, Chief Executive     1996      $52,000       --           --
 Officer, President and Treasurer        1995      $52,000       --           --

Employment Agreements

     Effective January 1, 1998, the Company entered into an employment agreement with Gregory S. Frisby (the "Frisby Employment Agreement"), pursuant to which the Company will employ Gregory S. Frisby until December 31, 2002, unless sooner terminated for death, physical or mental incapacity or cause. The Frisby Employment Agreement provides for a base salary of $200,000 per year, with an annual increase of ten percent per year after the first year, a bonus equal to two percent of the Company's pre-tax profits, an automobile allowance of $400 per month, five weeks paid vacation each year and, until the second anniversary of the consummation of the Offering, a Company provided life insurance policy payable to his named beneficiaries having a death benefit of $7,500,000.

     If the Frisby Employment Agreement is terminated early for death or physical or mental incapacity by the Company, the Company will pay Gregory S. Frisby, or his estate, any accrued but unpaid salary, bonus, vacation pay, reimbursement, benefits due to him as a former employee of the Company pursuant to any of the Company's benefit plans and he shall continue to receive his then current salary for a period of three months (or a shorter period ending when disability insurance payments under the Company's disability insurance policy are at least 60% of his then current salary).

     If following 30 days notice, the Company terminates Gregory S. Frisby for cause, he shall be entitled only to accrued but unpaid salary and benefits (excluding any declared but unpaid bonus). "Cause" is defined under the Frisby Employment Agreement to include (i) any act of fraud or embezzlement in respect of the Company or its funds, properties or assets; (ii) his conviction of a felony under the laws of the United States or any state thereof unless such acts were committed with the knowledge and approval of the Company's independent members of the Board of Directors and counsel in the reasonable, good faith belief that such actions were in the best interests of the Company and its stockholders and would not violate criminal law; (iii) the willful misconduct or gross negligence by him in connection with the performance of his duties that has caused or is highly likely to cause a material adverse effect, to the Company's business or its results of operations; or (iv) the intentional dishonesty, of Gregory S. Frisby in the performance of his duties hereunder which has a material adverse effect on the Company.

     The Company may terminate the Frisby Employment Agreement without cause following 30 days notice. Additionally, Gregory S. Frisby may terminate the Frisby Employment Agreement if the Company has materially breached the Frisby Employment Agreement and such breach continues for 30 days after notice by Gregory S. Frisby or five days after notice of any subsequent breach. If the Frisby Employment Agreement is terminated pursuant to this paragraph, Gregory
S. Frisby will be entitled to any reimbursement due to him, any benefits due to him as a former employee of the Company and to continue to receive his then current salary through December 31, 2002.

     If the Company does not elect to renew or extend Gregory S. Frisby's employment arrangement after December 31, 2002, Gregory S. Frisby will be entitled to a severance payment equal to one year of his then current salary. However, the Company will not be liable for any payments under this paragraph if the Company offers to extend the Frisby Employment Agreement for a period of at least three years on terms at least as favorable to Gregory S. Frisby as those in the Frisby Employment Agreement but no agreement is reached.

     Additionally, pursuant to the Frisby Employment Agreement, Gregory S. Frisby has agreed (i) both during and after his employment not to disclose or misappropriate confidential information of the Company; (ii) to disclose and upon request convey to the Company any intellectual property originated by him during his employment by the Company or one year thereafter, or with the Company's time, material or funds; (iii) not to compete (as defined) with the Company for a period of 12 months from the termination or expiration of the Frisby Employment Agreement, or such shorter time as may be determined by the Board of Directors, provided that the Company shall pay to him monthly during such period an amount equal to the aggregate of his base salary (as in effect as of the termination or expiration of the Frisby Employment Agreement), benefits and bonus unless he has received certain severance payments otherwise due him.

     Effective January 1, 1998, the Company entered into an employment agreement with Douglas J. McCrosson (the "McCrosson Employment Agreement"), pursuant to which the Company will employ Mr. McCrosson until December 31, 2000, unless sooner terminated for death, physical or mental incapacity or cause. The McCrosson Employment Agreement provides for a base salary of $88,400 for 1998, $96,200 for 1999 and $105,300 for the year 2000, an automobile allowance of $400 per month and three weeks paid vacation each year.

     If the McCrosson Employment Agreement is terminated early for death or physical or mental incapacity by the Company, the Company will pay Douglas J. McCrosson, or his estate, any accrued but unpaid salary (including any declared but unpaid bonus) and a severance payment equal to two months of his then current salary.

     If, following 30 days notice and opportunity to cure, the Company terminates Mr. McCrosson for cause, he shall be entitled only to accrued but unpaid salary and benefits (including any declared but unpaid bonus). "Cause" is defined under the McCrosson Employment Agreement to include: (i) the commission of any material breach of any of the provisions or covenants of his employment agreement; (ii) the commission of any act of willful misconduct or gross negligence in the performance of his duties or obligations under his employment agreement, or, without proper cause, the willful refusal or habitual neglect of the performance of his employment duties or obligations under his employment agreement; (iii) the commission of any act of dishonesty, breach of trust, fraud or embezzlement; or (iv) his conviction, or plea of guilty or nolo contendere to, a felony or indictable offense (unless committed in the reasonable, good faith belief that the Executive's actions were in the best interests of the Company and its stockholders and would not violate criminal law).

     The Company may terminate the McCrosson Employment Agreement without cause following 30 days notice. Following 30 days notice and opportunity to cure, Mr. McCrosson may terminate the McCrosson Employment Agreement if the Company has materially breached the McCrosson Employment Agreement. If the McCrosson Employment Agreement is terminated pursuant to this paragraph, Mr. McCrosson will be entitled to a severance payment equal to four months of his then current salary and all accrued and unpaid salary and benefits (including any declared but unpaid bonus).

     The McCrosson Employment Agreement also contains: (i) a non-competition provision that precludes Mr. McCrosson from competing with the Company for a period of three years from the date of termination of his employment; (ii) a non-disclosure and confidentiality provision; and (iii) a non-interference provision whereby, for a period of three years after the termination of his employment with the Company, he will not interfere with the Company's relationship with its strategic partners, customers or employees.

     The Company has agreed to employ Stephen P. Villa, as the Company's Chief Financial Officer at a base salary of $124,800 per year, an automobile allowance of $400 per month, three weeks paid vacation each year (which will increase by one day for each two years worked), the receipt of 20,000 stock options and additional bonuses at the discretion of the Board of Directors of the Company. Mr. Villa will also be eligible to receive additional stock options pursuant to any subsequent management incentive program. The terms of this arrangement also include full tuition reimbursement for continuing education classes approved by the Company. Mr. Villa will be required to sign confidentiality and non-competition agreements.


Stock Option Plan

     On March 13, 1998, the stockholders adopted a Stock Option Plan pursuant to which 250,000 shares of Common Stock are reserved for issuance to key employees, officers, directors and consultants of the Company other than Gregory S. Frisby and Jeffry D. Frisby and to attract, motivate and retain capable management personnel. At the date of this Prospectus, no stock options have been granted under the Stock Option Plan. However, concurrently with the effective date of the Offering, the Company anticipates granting up to 125,000 incentive and non-qualified stock options to its employees and consultants pursuant to the Stock Option Plan.

     The Stock Option Plan will be administered by the Option Committee of the Board of Directors, which is required to be comprised of at least two non-employee directors, as defined under Rule 16b-3 under the Exchange Act or, if no Committee is appointed, by the Board of Directors of the Company. The Stock Option Plan authorizes the grant of incentive stock options (as defined in Section 422 of the Code) and non-qualified stock options at the discretion of the Option Committee.

     The option price per share of Common Stock underlying each option granted under the Stock Option Plan may not be less than 100% (110% in the case of an incentive stock option granted to a 10% stockholder) of the fair market value per share of Common Stock on the date of the option grant.

     Options may not be exercised after five years from the option grant date. In the case of any incentive stock option, the option shall terminate on the date that is three months (one year, in the event that the termination of employment is by reasonof death or disability) after the date on which the optionee terminates employment or, if earlier, the date specified in the agreement relating to the option grant.

Retirement Plan

     All eligible employees of the Company have been permitted to participate in a 401(k)/Profit Sharing Plan (the "Plan") adopted effective January 1, 1997 by Frisby Aerospace as employees of a company that is a member of an affiliated group with Frisby Aerospace. The Plan is funded from contributions by employees for their own account and does not provide for any mandatory or matching contributions by the Company. To date, the Company has not made any contributions to the Plan. The Plan is administered by LaSalle National Bank, an independent third-party administrator of pension plans. Funds in each employee's account will be invested at the employee's direction among the investment options available under the Plan. All employees of the Company on the effective date of the Plan immediately became eligible. An employee who became employed after January 1, 1997 will become entitled to participate in the Plan after the completion of six months of service and the attainment of 21 years of age. Under the Plan, participants will be permitted to contribute from their compensation any amount up to the lesser of 20% of their annual gross salary or the maximum deferral allowed under the Internal Revenue Code. The Company will be entitled to make optional profit sharing contributions for any plan year in its discretion. See "Risk Factors -- Participation in Affiliate's Pension Plan."

                             CERTAIN TRANSACTIONS


     On November 3, 1989, the Company issued 567,857 shares of Common Stock in equal portions to each of five siblings of the Frisby family, including Gregory
S. Frisby, President, Founder and Chief Executive Officer of the Company for a nominal amount. Pursuant to Stock Option Agreements entered into in November 1996 by the five siblings, Gregory S. Frisby and Jeffry D. Frisby exercised options in November 1997 to purchase the 60% of the outstanding shares not then owned by them of the Company and two affiliated companies, Frisby Aerospace and Frisby Industries, from the other siblings for the previously negotiated aggregate purchase price of $4,078,854. As a result of that transaction, Gregory S. Frisby and Jeffry D. Frisby each owned 50% of the shares of the Company.

     On December 10, 1997, Gregory S. Frisby and Jeffry D. Frisby entered into a Shareholder Agreement (the "JF/GF Agreement") pursuant to which Jeffry D. Frisby agreed to vote all of his shares in accordance with Gregory S. Frisby's direction. As a result, Gregory S. Frisby will have effective control of the Company and will continue to have the power to control the outcome of matters submitted to a vote of the Company's stockholders, such as the election of at least a majority of the members of the Company's Board of Directors and to direct the future operations of the Company. Such concentration of voting power may have the effect of discouraging, delaying or preventing a change in control of the Company. The JF/GF Agreement prohibits the transfer of shares by either party except in accordance with its terms which include a right of first refusal to purchase one another's stock on the same terms as any potential third-party purchaser. Pursuant to the terms of the JF/GF Agreement, upon the death of Gregory S. Frisby, Jeffry D. Frisby will have voting control of all shares then owned by Gregory S. Frisby and upon the death of either Gregory S. Frisby or Jeffry D. Frisby, the Company may, at its election, purchase the shares of Common Stock then owned by such stockholder for a per share price equal to the fair market value of the Common Stock as then determined by the Company's Board of Directors. See "Management -- Board of Directors."

     The assets of Frisby Aerospace and Frisby Industries were sold to an unaffiliated third party on February 10, 1998.

     The Company has, since its inception, received non-interest bearing advances from Frisby Aerospace in order to meet operating expenses and has received certain facilities, accounting, clerical and office services from Frisby Aerospace without charge. During 1997, the Company continued to borrow operating capital from Frisby Aerospace and, as of December 30, 1997, the Company repaid the entire balance of $517,000 with a portion of the proceeds of the Private Placement. The Company anticipates that as a result of the sale of the assets of Frisby Aerospace, Frisby Aerospace will cease providing such services without charge. The Company believes that it can replace, at reasonable cost, such facilities, accounting, clerical and office services.

     During 1997, the Company exhausted its $500,000 existing line of credit with European American Bank ("EAB"), which is jointly and severally guaranteed by Gregory S. Frisby, Jeffry D. Frisby and Frisby Aerospace, which guarantees the Company expects to have released after the consummation of the Offering. The EAB loan was repaid in full in December 1997 with a portion of the proceeds of the Private Placement. From September 30, 1997 until December 29, 1997 the Company was not in compliance with a convenant under the EAB loan which required that the Company maintain a positive net worth. On December 29, 1997 the Company restored its compliance with this covenant.

     The Company currently occupies a portion of Frisby Aerospace's New York facility and subleases its North Carolina offices from Frisby Aerospace. No lease for the New York facility exists between the Company and Frisby Aerospace and no rental payments are made by the Company to Frisby Aerospace with respect to such facility. The rental payment for the North Carolina lease is $2,520 per month. The Company's North Carolina lease with Frisby Aerospace expired on November 30, 1997 and has been extended on a month-to-month basis. The Company expects that such arrangement will continue until the Company vacates the New York facility in April 1998 and the North Carolina facility in June 1998. For each of the years ended December 31, 1996 and 1997, the Company made aggregate rental payments of $30,240 to Frisby Aerospace with respect to the North Carolina facility.

     The Company entered into the Piedmont Lease with an unrelated third party for the lease of a new facility in North Carolina. The Company plans to move its North Carolina and South Carolina facilities into the new

North Carolina facility by June 1998. The Company leased from Piedmont approximately 25,100 square feet, with a monthly lease payment beginning at $10,462 and increasing to $11,612 per month over the term of the lease. The rental payments for the facility will increase by an additional $1,046 per month if the Company elects not to lease the basement of the building, at the rate of $5.00 per square foot per month, after occupying the premises for 24 months. In addition, the Company will pay approximately 26% of the operating expenses of the building containing the leased premises which is proportionate to the space occupied by the Company. Upon execution of the Piedmont Lease Gregory S. Frisby and Jeffry D. Frisby each received a five percent equity interest (the "Equity Interest") in Piedmont. The Equity Interest will vest in ten years from the date of execution of the Piedmont Lease on the condition that the Company remains in the premises for ten years from the date the lease is executed. Notwithstanding the grant of the Equity Interest, the Company believes that the rental payment represents an arm's-length price for the Piedmont Lease.

     Additionally, the Company has reserved two condominium units in the new North Carolina facility which it plans to purchase at a cost of $80,000 and $78,000 to be used for accommodating visiting employees, directors and strategic partners and which the Company believes will provide cost-effective lodging for such visitors. The Company believes that the cost of the condominium units approximates the price that would be negotiated on an arm's-length basis.

     The Company was a guarantor of a $350,000 loan made by Long Island Development Corp. ("LIDC") to Frisby Industries, Inc. ("Frisby Industries"), an affiliate of the Company, on November 4, 1994. Pursuant to the Other Stockholder Agreement, as hereinafter described, Gregory S. Frisby agreed to reimburse the Company for any payments the Company makes to LIDC pursuant to the guaranty. The LIDC loan was repaid in full on February 23, 1998 at which time the Company's guarantee was released.

     In December 1997, pursuant to a Purchase Agreement (the "Purchase Agreement") the Company issued to MUSI 441,327 shares of the Company's Common Stock and the Private Placement Option for an aggregate purchase price of $2,500,000. MUSI exercised the Private Placement Option on February 27, 1998 for 587,500 shares of the Company's Convertible Preferred Stock at an exercise price of $2,500,000. The Company paid $300,000 to an entity designated by MUSI in respect of related transaction costs incurred by MUSI. See "Description of Securities -- Preferred Stock" and "Shares Eligible for Future Sale -- Lock-Up Agreements."

     In connection with MUSI's purchase of the Common Stock, MUSI, the Company, Gregory S. Frisby and Jeffry D. Frisby entered into a Stockholders Agreement in December 1997 (the "Other Stockholders Agreement"). The Other Stockholders Agreement provides for restrictions on the transfers of shares, rights of first refusal, the designation by MUSI of one nominee for director (the "MUSI Designee") and the designation by management of the remaining nominees (the "Frisby Designees") and prior to the Offering, the requirement that the MUSI Designee and the Frisby Designees must agree in order for the Company to take certain actions. Pursuant to the Other Stockholders Agreement, Gregory S. Frisby and Jeffry D. Frisby agree to use their best efforts to cause the MUSI Designee to be elected as a director of the Company. See "Management -- Board of Directors."

     Additionally, the Other Stockholders Agreement provides that MUSI, at any time beginning 18 months after the Company's Offering, may require the Company to register, on two occasions, at the Company's expense, all or an amount equal to or exceeding $500,000 of MUSI's Common Stock in a public offering pursuant to the Securities Act. The Other Stockholders Agreement grants to MUSI, Gregory
S. Frisby and Jeffry D. Frisby the right to "piggyback" their Common Stock in any registration by the Company of its Common Stock, other than the Offering, subject to the right of the managing underwriter to restrict or limit the registration of such shares if the number of such shares requested to be sold would have an adverse effect on the Offering. The expenses incurred in connection with a "piggyback" registration, other than underwriter's discounts and commissions, are to be paid by the Company. In the event MUSI, Gregory S. Frisby or Jeffry D. Frisby own less than 25% of the number of the Company's Common Stock owned by them on the date of the Other Stockholders Agreement, their rights under the Other Stockholders Agreement shall terminate.

     The Company has agreed to indemnify MUSI from all losses, costs, damages, liabilities and expenses resulting from any misrepresentation or breach of any representation, warranty, covenant or undertaking made or to be performed by the Company in accordance with the terms of the Purchase Agreement between the Company and MUSI.

     Upon completion of the Offering, Barington has the right to designate one nominee for election to the Company's Board of Directors. The Company has agreed to use its best efforts to effect the election of such nominee to the Board. See "Management -- Board of Directors."

     The Company believes that all of the transactions described above except for the guaranty of the LIDC loan, which guaranty has been released, is at least as favorable to the Company as those available on an arms-length basis. In the future, all material transactions entered into between the Company and affiliated entities will be on terms no less favorable to the Company than can be obtained from unaffiliated parties and will not be entered into or terminated except on the affirmative vote of a majority of the disinterested directors.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of shares of Common Stock as of the date of this Prospectus, and as adjusted to reflect the sale of 1,600,000 shares of Common Stock offered hereby by: (i) each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock or Convertible Preferred Stock; (ii) each director and nominee director of the Company; (iii) each named executive officer of the Company; and (iv) all directors and executive officers of the Company as a group:

                                                                                                   Combined Percentage of
                                                             Number of     Percentage of Class     Beneficial Voting Power
                                                                          Beneficially Owned (1)          Owned (2)
                                                              Shares      ----------------------  --------------------------
                                                           Beneficially     Before       After       Before         After
          Name and Address              Title of Class       Owned (1)     Offering    Offering     Offering      Offering
------------------------------------  ------------------  --------------  ----------  ----------  ------------  ------------
Gregory S. Frisby (3)(4)              Common Stock           2,839,286     86.5%       58.2%       73.4%         51.9%
Jeffry D. Frisby (4)(5) ............  Common Stock           1,419,643     43.3        29.1         36.7          26.0
MUSI Investments S.A. (6) ..........  Common Stock             441,327     13.5         9.0          --(2)         --(2)
                                      Convertible
                                       Preferred Stock         587,500    100.0       100.0        26.6(2)       18.8(2)
Pietro A. Motta (7) ................  Common Stock                  --       --          --          --            --
All executive officers and directors
 as a group (4 persons) ............  Common Stock           2,839,286     86.5%       58.2%       73.4%         51.9%

------------
(1) Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act, and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this Prospectus have been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2) Except as otherwise required by law, the Company's Convertible Preferred Stock is entitled to one vote per share on matters presented to a vote of the Company's stockholders. The percentages indicated reflect the combined voting power of the Company's Common Stock and Convertible Preferred Stock.

(3) The address of Gregory S. Frisby is c/o Frisby Technologies, Inc., 417 South Main Street, Freeport, New York 11520.

(4) Gregory S. Frisby has been granted voting rights with respect to the shares owned by Jeffry D. Frisby pursuant to a Shareholder Agreement between Gregory S. Frisby and Jeffry D. Frisby. See "Certain Transactions."

(5) The address of Jeffry D. Frisby is c/o Frisby Aerospace, Inc., 4520 Hampton Road, Clemmons, North Carolina 27012.

(6) The address of MUSI Investments S.A. is c/o CMB Compagnie Monegasque de Banque, 23, Avenue de la Costa, BP #167 MC 9800 3 Monaco. MUSI is beneficially owned by an individual who is not otherwise affiliated with the Company.

(7) The address of Pietro A. Motta is Motta & Co., Via Bigli, 7, 20121 Milano, Italy.

                           DESCRIPTION OF SECURITIES

     The Company's authorized capital stock consists of 10,000,000 shares of Common Stock, par value $.001 per share and 1,000,000 shares of Preferred Stock, par value $.001. As of December 31, 1997, there were 3,280,613 shares of Common Stock issued and outstanding held of record by three stockholders. No shares of Preferred Stock were issued and outstanding.

Common Stock

     Holders of shares of Common Stock are entitled to one vote for each share held of record on matters to be voted on by the stockholders of the Company. Holders of shares of Common Stock are entitled to receive dividends when, as, and if declared by the Company's Board of Directors, out of funds legally available to the Company. The Company currently intends to retain all future earnings for the use in the operation of its business and therefore does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. See "Dividend Policy." Upon liquidation, dissolution or winding up of the Company, the holders of Common

Stock are entitled to share ratably in the assets remaining after payment of all liabilities and liquidation preferences, if any. Shares of Common Stock are not redeemable and have no preemptive or similar rights to subscribe for additional shares. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, upon payment and issuance, fully paid and non-assessable.


Preferred Stock

     The Board of Directors has the authority to cause the Company to issue without any further vote or action by the stockholders, up to 1,000,000 shares of Preferred Stock, in one or more series, and to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control.

     The Company has filed a certificate of designation designating 587,500 shares of the Preferred Stock as the Convertible Preferred Stock with the rights, privileges and designations of the Convertible Preferred Stock which includes: (i) a dividend preference (the "Dividend Preference") of $1.00 per share of Convertible Preferred Stock prior to any payment of dividends to holders of the Common Stock; (ii) the right, following the payment of the Dividend Preference, for such share of Convertible Preferred Stock to share equally with each share of Common Stock with respect to any dividend which may be declared by the Company's Board of Directors; (iii) the right to cast one vote per share of Convertible Preferred Stock, together with the holders of the Common Stock, on each matter subject to the vote of the Company's stockholders;
(iv) a liquidation preference (the "Liquidation Preference") of $4.26 per share of Convertible Preferred Stock in the event the Company shall be liquidated or dissolved; and (v) the right, following the payment of the Liquidation Preference, to share equally with each share of Common Stock with respect to any distribution made to the Company's stockholders upon the Company's liquidation or dissolution. Each share of Convertible Preferred Stock is convertible at the election of MUSI into one share of the Company's Common Stock (subject to adjustments for subdivisions or combinations of the Common Stock or reclassification of the Common Stock) during the 60-day period commencing 370 days following the closing by the Company of an initial public offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Certain Transactions."

Directors' Limitation of Liability and Indemnification

     The Certificate of Incorporation provides for the indemnification of the Company's directors and officers to the fullest extent permitted under the DGCL. As permitted by the DGCL, the Company's Certificate of Incorporation also provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or violation of law; (iii) for acts and omissions relating to prohibited dividends or distributions or the purchase or redemption of stock; or (iv) for any transaction from which the director derives an improper personal benefit. As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions; Section 203 of the Delaware General Corporation Law

     The Company is governed by Section 203 of the DGCL, an anti-takeover law. In general, this statute restricts a corporation from entering into certain business combinations with an interested stockholder (defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock) or its affiliates for a period of three years after the date of the transaction in which the person became an interested stockholder unless: (i) the transaction is approved by the Board of Directors of the corporation prior to such business combination; (ii) the interested stockholder acquires 85% of the corporation's voting stock in the same transaction in which it exceeds 15%; or (iii) the business combination is approved by the Board of Directors and by a vote of two-thirds of the outstanding voting stock not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

     The Company's Certificate of Incorporation and By-Laws include certain provisions which may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including attempts that might result in a premium over the market price for the shares held by the stockholders and could make it more difficult to remove incumbent management. The Company's Certificate of Incorporation or By-Laws provides that: (i) directors may authorize the issuance of Preferred Stock having rights and preferences established by the Board of Directors without further approval by the stockholders; (ii) except as otherwise required by law, vacancies in the Board of Directors may be filled only by the remaining directors; and (iii) all nominations for candidates for election as directors, other than nominations by or at the discretion of the Board of Directors or a committee of the Board of Directors and all stockholder proposals to be considered at annual or special meetings of the stockholders be presented to the Company pursuant to an advance notice procedure set forth in the Certificate of Incorporation. In general, notice of an intent to nominate a director or to make a stockholder proposal to be considered at a meeting must be received by the Company not less than 60 nor more than 90 days before the meeting and must contain certain information concerning the nominee for director or the proposal to be brought before the meeting and concerning stockholders submitting the proposal. The affirmative vote of at least a majority of the directors or the holders of at least two-thirds of the voting power of the Company's stock is required to alter, amend, repeal or adopt any provision inconsistent with the provisions described in this paragraph. See "Description of Securities -- Preferred Stock."

     The DGCL, the Certificate of Incorporation and the By-Laws may discourage certain types of transactions involving an actual or potential change in control of the Company.


Transfer Agent and Registrar

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, there will be 4,880,613 shares of Common Stock (5,120,613 if the Over-Allotment Option is exercised in full) and 587,500 shares of Convertible Preferred Stock outstanding. Of such shares, all of the 1,600,000 shares sold in the Offering (1,840,000 if the Over-Allotment Option is exercised in full) will be freely transferable without restriction or further registration under the Securities Act unless acquired by an "affiliate" of the Company within the meaning of the Securities Act. Upon completion of the Offering, the existing stockholders of the Company will own 3,280,613 shares of Common Stock and 587,500 shares of Con-vertible Preferred Stock. All of these shares are deemed "restricted securities" as defined by Rule 144 of the Securities Act ("Rule 144"). Upon expiration of the contractual restrictions between the Company, its officers and directors and Barington, but not earlier than one year after the date of this Prospectus, the Common Stock will be available for sale in the public market, subject to compliance with Rule 144.

     Rule 144, as currently in effect, provides that a person (or persons whose sales are aggregated) who is an affiliate of the Company, or who has beneficially owned shares for at least one year which were issued and sold in reliance upon certain exemptions from registration under the Securities Act ("Restricted Shares"), is entitled to sell within any three month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. However, a person who has beneficially owned Restricted Shares for at least two years and who is not an affiliate of the Company may sell such shares under Rule 144 without regard to volume limitations, manner-of-sale provisions, notice requirements or the availability of current public information about the Company.

     Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 of the Securities Act ("Rule 701") may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisors prior to the date the issuer becomes subject to the reporting requirements of the Exchange Act, pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of this Prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning one year after the date of this Prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by Affiliates under Rule 144 without compliance with its one-year minimum holding period requirements.

     Subject to certain limited exceptions, the holders of shares of Common Stock and Convertible Preferred Stock, sold by the Company prior to the Offering, have agreed not to transfer or otherwise dispose of any securities of the Company for a period following the closing of the Offering, without the prior written consent of Barington. In addition, Barington has agreed with the Nasdaq Stock Market, Inc. not to consent to any such disposition by MUSI for a period of 12 months from the date of this Prospectus. See "-- Lock-Up Agreements."

     Prior to the Offering, there has been no public market for the Common Stock, and no predictions can be made as to the effect, if any, that market sales of Restricted Shares or the availability of Restricted Shares for sale will have on the market price prevailing from time to time. See "Risk Factors -- Effect of Options and Representative's Option on Stock Price." Nevertheless, sales of substantial amounts of Restricted Shares in the public market could adversely affect prevailing market prices.

     Up to 160,000 additional shares of Common Stock may be purchased by Barington through the exercise of the Representative's Option during the period commencing on the closing of the Offering and ending on the fifth anniversary of such date. The holders of the Representative's Option will have certain demand and "piggyback" registration rights with respect to the shares of Common Stock underlying such options. Such shares of Common Stock issuable upon exercise of the Representative's Option may be freely tradable, provided that the Company satisfies certain securities registration and qualification requirements in accordance with the terms of the Representative's Option. See "-- Registration Rights" and "Underwriting."

Registration Rights

     The Company has granted certain demand and "piggyback" registration rights with respect to the 160,000 shares of Common Stock issuable upon exercise of the Representative's Option. Subject to certain conditions and limitations, the registration rights granted to such holders give such holders the right to register all or any portion of the Common Stock held by them or issuable upon the exercise of the Representative's Option (collectively, the "Registrable Securities"), in connection with any registration by the Company of shares of Common Stock or securities substantially similar to the Common Stock. Barington is entitled to exercise demand registration rights to require the Company to register under the Securities Act the shares issuable upon exercise of the Representative's Option not more than twice. See "Underwriting."

     The Other Stockholders Agreement provides that MUSI, at any time following the 18 month anniversary of the Offering, may require the Company to register, on two occasions, at the Company's expense, all, or an amount exceeding $500,000, of the MUSI's Common Stock in a public offering pursuant to the Securities Act. The Other Stockholders Agreement grants to MUSI, Gregory S. Frisby and Jeffry D. Frisby the right to "piggyback" their Common Stock in any registration by the Company of its Common Stock, other than the Offering, subject to the right of the managing underwriter to restrict or limit the registration of such shares if the number of such shares requested to be sold would have an adverse effect on the Company's offering. The expenses incurred in connection with a "piggyback" registration, other than underwriters documents and commissions, are to be paid by the Company. In the event MUSI, Gregory S. Frisby or Jeffry D. Frisby own less than 25% percent of the number of the Company's Common Stock owned by them on the date of the Other Stockholders Agreement, their rights against the Company under the Other Stockholders Agreement will terminate.

     The registration rights described herein are subject to certain notice requirements, timing restrictions and volume limitations which may be imposed by the underwriters of an offering. The Company is required to bear the expenses of all such registrations, except for the expenses associated with the second of the demand registrations, if applicable, granted to the holders of the Representative's Option, and the underwriting discounts and commissions relating to the sale of the shares of Common Stock held by such investors.


Lock-Up Agreements

     Subject to the limited exceptions described below, and pursuant to the Underwriting Agreement, the Company and pursuant to lock-up agreements with Barington, all of the existing stockholders of the Company and all of the existing option holders of the Company as of the effective date of the Registration Statement, have agreed not to offer, issue, sell, contract to sell, grant any option for the sale of or otherwise dispose of any securities of the Company for a period of 24 months (or, in MUSI's case, 18 months) from the date of closing of the Offering, without the prior written consent of Barington. Notwithstanding these lock-up agreements, any stockholder subject to such agreement may sell his, her or its shares of Common Stock commencing 12 months after the completion of the Offering in the event that the last sale price for the Common Stock on its principal exchange has been at least 200% of the initial public offering price for a period of 20 consecutive trading days ending within five days of the date of such sale, and such sale is completed at a price in excess of 200% of the initial public offering price or upon the later to occur of (i) the first anniversary of the date of this Prospectus and
(ii) the Closing by the Company of a follow-on public offering underwritten by a major bracket or large regional underwriting firm which raises at least $20 million in gross proceeds. Barington currently has no plans, proposals, arrangements or understandings to modify, shorten or waive the lock-up agreements. In addition, Barington has agreed with the Nasdaq Stock Market, Inc. not to consent to any such disposition by MUSI for a period of 12 months from the date of this Prospectus.

                                 UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement (the form of which has been filed as an exhibit to the Registration Statement on Form SB-2, of which this Prospectus forms a part), Barington and each of the underwriters for whom Barington is acting as representative have severally agreed to purchase from the Company the aggregate number of shares of Common Stock set forth opposite their names below:

                         Underwriters                            Number of Shares
--------------------------------------------------------------  -----------------
Barington Capital Group, L.P. ................................      1,050,000
BT Alex.Brown Incorporated ...................................         50,000
Donaldson, Lufkin & Jenrette Securities Corporation ..........         50,000
A.G. Edwards & Sons, Inc. ....................................         50,000
Furman Selz LLC ..............................................         50,000
Lehman Brothers Inc. .........................................         50,000
NationsBanc Montgomery Securities LLC ........................         50,000
EVEREN Securities, Inc. ......................................         25,000
Gruntal & Co., L.L.C. ........................................         25,000
Mesirow Financial, Inc. ......................................         25,000
C.E. UNTERBERG, TOWBIN .......................................         25,000
BlueStone Capital Partners, L.P. .............................         15,000
Brean Murray & Co., Inc. .....................................         15,000
Chatsworth Securities, LLC ...................................         15,000
Donald & Co. Securities, Inc. ................................         15,000
Gaines, Berland Inc. .........................................         15,000
GKN Securities Corp. .........................................         15,000
C.L. King & Associates, Inc. .................................         15,000
Redwine & Company Inc. .......................................         15,000
M.J. Whitman Incorporated ....................................         15,000
Wit Capital Corporation ......................................         15,000
                                                                    ---------
  TOTAL ......................................................      1,600,000
                                                                    =========

     The Common Stock is being sold on a firm commitment basis. The Underwriting Agreement provides, however, that the obligations of the Underwriters are subject to certain conditions precedent. Barington and the Underwriters are committed to purchase all the Common Stock offered hereby if any is purchased.

     Barington has advised the Company that it proposes to offer the shares of Common Stock offered hereby to the public at the offering price set forth on the cover page of this Prospectus. The Underwriters may allow to certain dealers, who are members of the National Association of Securities Dealers (the "NASD"), concessions not in excess of $0.34 per share of Common Stock, of which not in excess of $0.10 may be reallowed to other dealers who are members of the NASD. After the commencement of this Offering, the Offering price, the concessions and the reallowance may be changed.

     The Company has granted the Over-Allotment Option to the Underwriters, exercisable during the 45-day period after the closing date of the Offering, to purchase up to an aggregate of 240,000 additional shares of Common Stock at the Offering price, less underwriting discounts and commissions. The Underwriters may exercise such option only for the purpose of covering over-allotments made in connection with the sale of the Common Stock offered hereby.

     The Company has agreed to pay Barington a non-accountable expense allowance of three percent of the aggregate offering price of the shares of Common Stock offered hereby (including any shares of Common Stock purchased pursuant to the Over-Allotment Option), of which $40,000 has been paid to date.

     The Company also has agreed to sell to Barington, or its designees, the Representative's Option to purchase 160,000 shares at a price of $.001 per option. The Representative's Option will be exercisable for a period of five years, commencing on the closing date of the Offering, at an initial per share exercise price equal to 165% of the initial public offering price per share. The Representative's Option cannot be transferred, assigned or hypothecated for one year from the effective date of the Registration Statement of which this Prospectus forms a part, except that it may be assigned in whole or in part, to any successor, officer or partner of Barington (or to officers or partners of any such successor or partner), any other Underwriter or member of the selling group which participated in the Offering, any purchaser of substantially all of the assets of Barington or otherwise by operation of law. The Representative's Option may be exercised on one or a number of occasions as to all or a portion of the shares covered by the option, and will contain certain registration rights and anti-dilution provisions providing for appropriate adjustment of the exercise price and number of shares which may be purchased upon exercise, upon the occurrence of certain events. See "Risk Factors -- Effect of Options and Representative's Option on Stock Price."

     The Company has granted to Barington two demand registration rights for the sale of the shares of Common Stock underlying the Representative's Option, for a period of five years after the effective date of the Registration Statement of which this Prospectus forms a part, of which one registration will be at the Company's expense. The Company also has granted to Barington, for a period of seven years after the effective date of the Registration Statement of which this Prospectus forms a part, unlimited "piggyback" registration rights for the sale of the shares of Common Stock underlying the Representative's Option. See "Shares Eligible for Future Sale."

     The Company also has agreed that for a period of three years following the completion of the Offering, it will use its best efforts (including the solicitation of proxies) to elect one designee of Barington to the Board of Directors of the Company.

     The foregoing discussion of the material terms and provisions of the Underwriting Agreement is qualified in its entirety by reference to the detailed provisions of the Underwriting Agreement.

     Pursuant to the Underwriting Agreement, the Company and all of the existing stockholders of the Company as of the effective date of the Registration Statement, have agreed not to offer, issue, sell, contract to sell, grant any option for or otherwise dispose of any securities of the Company for a period of 24 months from the date of closing of the Offering (MUSI may sell its shares after 18 months), without the prior written consent of Barington except for: (i) options granted pursuant to the Employee Stock Option Plan and the issuance of Common Stock upon the exercise of such options;
(ii) the issuance of securities in connection with any merger or acquisition approved by a majority of the independent directors of the Company; and (iii) the issuance of shares of Common Stock to unaffiliated third parties at fair market value pursuant to a Private Placement approved by a majority of the independent directors of the Company, commencing 12 months after the Offering has closed. Notwithstanding these lock-up arrangements, any stockholder subject to such arrangement may sell shares of Common Stock commencing 12 months after the completion of the Offering in the event that the last sale price for the Common Stock on its principal exchange has been at least 200% of the Offering price for a period of 20 consecutive trading days ending within five days of the date of such sale, and such sale is completed at a price in excess of 200% of the initial public offering price or upon the later to occur of (i) the first anniversary of the date of this Prospectus and (ii) the Closing by the Company of a follow-up public offering underwritten by a major bracket or large regional underwriting firm and which raises at least $20 million in gross proceeds. Barington has no current or future plans, proposals, arrangements or understandings to modify, shorten or waive the lock-up arrangements. In addition, Barington agreed with the Nasdaq Stock Market, Inc. not to consent to any such disposition by MUSI for a period of 12 months from the date of this Prospectus. The Company will file a post-effective amendment to the registration statement of which this Prospectus constitutes a part, in the event that Barington waives the lock-up agreements with respect to ten percent or more of the shares held by existing stockholders of the Company, or will revise the Prospectus if the lock-up is waived with respect to five percent to ten percent of the shares held by existing stockholders of the Company.

     The Underwriters may engage in certain transactions which may stabilize, maintain or otherwise affect the price of the Common Stock. Such transactions may include over-allotments of Common Stock and purchases of the Common Stock.

     Prior to the Offering, there has been no public market for the Common Stock. Consequently, the Offering price of the shares of Common Stock offered and sold in the Offering has been determined by arms length negotiation between the Company and Barington and does not necessarily bear any relationship to the Company's book value, assets, past operating results, financial condition, or other established criteria of value. Factors considered in determining such price include an assessment of the Company's recent financial results and current financial condition, future prospects of the Company, the qualifications of the Company's management and other relevant factors.


                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Ruskin, Moscou, Evans & Faltischek, P.C., Mineola, New York. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Kramer, Levin, Naftalis & Frankel, New York, New York.


                                    EXPERTS

     The financial statements of the Company at December 31, 1997 and for each of the two years in the period ended December 31, 1997 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere in this Prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                         CHANGE IN INDEPENDENT AUDITORS

     In December 1996, after the completion of the audit of the Company's 1995 financial statements, the Company dismissed KPMG Peat Marwick LLP ("KPMG") as its independent auditors. The report of KPMG on the Company's financial statements for 1995 contained no adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audit for the year ended December 31, 1995, there have been no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG would have caused them to make reference thereto in their report on the financial statements for such year. The decision to change firms was approved by the Company's Board of Directors.

     The Company engaged Ernst & Young LLP as its new independent auditors in December 1996.

     During the year ended December 31, 1995 and until completion of the audit of the Company's 1995 financial statements, the Company did not consult with Ernst & Young LLP on items which (i) were or should have been subject to Statement on Auditing Standards No. 50 or (ii) concerned the subject matter of a disagreement or reportable event with KPMG.


                            ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and such exhibits and schedules, which may be inspected without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511 or Seven World Trade Center, New York, New York 10048. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission in Washington, D.C. 20549. Statements contained in the Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company, the address of such site is http://www.sec.gov.

                           Frisby Technologies, Inc.

                             Financial Statements


                                   Contents


Report of Independent Auditors ...........................................................  F-2
Balance Sheet as of December 31, 1997 ....................................................  F-3
Statements of Operations for the Years Ended December 31, 1996 and 1997 ..................  F-4
Statements of Stockholders' Equity (Deficit) for the Years Ended December 31, 1996 and      F-5
  1997
Statements of Cash Flows for the Years Ended December 31, 1996 and 1997 ..................  F-6
Notes to Financial Statements ............................................................  F-7

                        Report of Independent Auditors


The Stockholders
Frisby Technologies, Inc.

     We have audited the accompanying balance sheet of Frisby Technologies, Inc. as of December 31, 1997, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Frisby Technologies, Inc. at December 31, 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




                                              Ernst & Young LLP



Melville, New York
February 27, 1998

                           Frisby Technologies, Inc.

                                 Balance Sheet

                                                                                              December 31,
                                                                                                  1997
                                                                                            ---------------
Assets
Current assets:
 Cash ...................................................................................    $    375,222
 Accounts receivable--billed ............................................................         358,452
 Accounts receivable--unbilled ..........................................................          52,150
 Inventory ..............................................................................         247,686
 Recoverable and prepaid income taxes ...................................................          26,902
 Other current assets ...................................................................           7,192
                                                                                             ------------
Total current assets ....................................................................       1,067,604
Property and equipment, net .............................................................          61,323
Deferred transaction costs ..............................................................         138,908
                                                                                             ------------
Total assets ............................................................................    $  1,267,835
                                                                                             ============
Liabilities and stockholders' equity
Current liabilities:
 Accounts payable .......................................................................    $    353,427
 Accrued expenses and other current liabilities .........................................          63,143
 License fees payable ...................................................................         184,640
 Deferred license revenues ..............................................................          50,000
                                                                                             ------------
Total current liabilities ...............................................................         651,210
Accrued license agreement costs .........................................................         101,250
Deferred license revenues ...............................................................          40,000
                                                                                             ------------
Total liabilities .......................................................................         792,460
Commitments
Stockholders' equity:
 Preferred Stock, 1,000,000 shares authorized; no shares issued or outstanding ..........              --
 Common Stock, $.001 par value; 10,000,000 shares authorized; 3,280,613 shares issued and
   outstanding ..........................................................................           3,281
 Additional paid-in capital .............................................................       1,540,575
 Accumulated deficit ....................................................................      (1,068,481)
                                                                                             ------------
Total stockholders' equity ..............................................................         475,375
                                                                                             ------------
Total liabilities and stockholders' equity ..............................................    $  1,267,835
                                                                                             ============

                            See accompanying notes.

                           Frisby Technologies, Inc.

                           Statements of Operations

                                                                      Year ended
                                                                     December 31
                                                           --------------------------------
                                                                1996             1997
                                                           -------------   ----------------
Revenues:
 Product sales .........................................    $   13,638       $    474,179
 Research and development projects .....................     1,119,549            486,700
 Licenses and royalties ................................        75,000            300,960
                                                            ----------       ------------
Total revenues .........................................     1,208,187          1,261,839
                                                            ----------       ------------
Cost of sales:
 Products ..............................................        11,581            452,377
 Research and development projects .....................     1,004,457            257,843
 Licenses and royalties ................................        19,553            265,350
                                                            ----------       ------------
Total cost of sales ....................................     1,035,591            975,570
                                                            ----------       ------------
Gross profit ...........................................       172,596            286,269
Selling and marketing expense ..........................        82,995            315,169
General and administrative expense .....................       207,263            899,620
                                                            ----------       ------------
Loss from operations ...................................      (117,662)          (928,520)
Interest expense .......................................        18,636             36,666
                                                            ----------       ------------
Loss before income taxes ...............................      (136,298)          (965,186)
Income tax (benefit) provision .........................       (48,642)            44,792
                                                            ----------       ------------
Net loss ...............................................    $  (87,656)      $ (1,009,978)
                                                            ==========       ============
Net loss per common share -- basic and diluted .........    $     (.03)      $       (.36)
                                                            ==========       ============

                            See accompanying notes.

                           Frisby Technologies, Inc.

                  Statements of Stockholders' Equity (Deficit)

                                                  Common Stock        Additional       Retained
                                              ---------------------     Paid-in        Earnings
                                                 Shares     Amount      Capital       (Deficit)          Total
                                              -----------  --------  ------------  ---------------  ---------------
Balance at January 1, 1996 .................   2,839,286    $  500    $       --    $     29,153     $     29,653
Net loss ...................................          --        --            --         (87,656)         (87,656)
                                               ---------    ------    ----------    ------------     ------------
Balance at December 31, 1996 ...............   2,839,286       500            --         (58,503)         (58,003)
Sale of common stock and option, net of
 $956,644 of related costs and expenses.....     441,327     2,781     1,540,575              --        1,543,356
Net loss ...................................          --        --            --      (1,009,978)      (1,009,978)
                                               ---------    ------    ----------    ------------     ------------
Balance at December 31, 1997 ...............   3,280,613    $3,281    $1,540,575    $ (1,068,481)    $    475,375
                                               =========    ======    ==========    ============     ============

                            See accompanying notes.

                           Frisby Technologies, Inc.

                           Statements of Cash Flows

                                                                       Year ended
                                                                      December 31
                                                            --------------------------------
                                                                 1996             1997
                                                            -------------   ----------------
Operating activities
Net loss ................................................     $ (87,656)      $ (1,009,978)
Adjustments to reconcile net loss to net cash used in
 operating activities:
   Depreciation .........................................        15,065             15,121
   Deferred income tax (benefit) provision ..............       (21,740)            44,792
   Changes in assets and liabilities:
    Accounts receivable .................................        16,813           (226,656)
    Inventory ...........................................       (32,204)          (199,712)
    Recoverable and prepaid income taxes ................       (26,902)                --
    Other current assets ................................           269             (2,269)
    Accrued license agreement costs .....................        39,509                 --
    Accounts payable ....................................        74,108            260,190
    Accrued expenses and other current liabilities               16,408             29,965
    License fees payable ................................         7,446            177,194
    Deferred license revenues ...........................            --             90,000
    Payments to related party ...........................       (43,655)           (10,550)
    Income taxes payable ................................       (27,872)                --
                                                              ---------       ------------
Net cash used in operating activities ...................       (70,411)          (831,903)
                                                              ---------       ------------
Investing activities
Capital expenditures ....................................       (26,072)                --
                                                              ---------       ------------
Net cash used in investing activities ...................       (26,072)                --
                                                              ---------       ------------
Financing activities
Net proceeds from private placement .....................            --          1,543,356
Net proceeds from (repayments of) notes payable .........       110,000           (250,000)
Borrowings from related party ...........................            --            517,000
Repayment to related party ..............................            --           (517,000)
Payment of transaction costs ............................            --           (138,908)
Principal payments of capital lease obligation ..........       (10,186)                --
                                                              ---------       ------------
Net cash provided by financing activities ...............        99,814          1,154,448
                                                              ---------       ------------
Net increase in cash ....................................         3,331            322,545
Cash--beginning of year .................................        49,346             52,677
                                                              ---------       ------------
Cash--end of year .......................................     $  52,677       $    375,222
                                                              =========       ============
Supplemental information
Interest paid ...........................................     $  18,636       $     36,666
Income taxes paid .......................................     $  25,179                 --

                            See accompanying notes.

                           Frisby Technologies, Inc.

                         Notes to Financial Statements


1. Organization and Business

     The Company is a technology development company engaged in the development and commercialization of thermal management products for use in a broad range of consumer and industrial products. The Company's Thermasorb(R) and ComforTemp(R) products utilize licensed patents and the Company's proprietary MicroPCM technology to enhance thermal characteristics (i.e., insulation, cooling or temperature control properties) in a variety of consumer and industrial products.

     On December 19, 1997, the Board of Directors authorized and the stockholders ratified an amendment to the Company's certificate of incorporation increasing the number of authorized shares of Common Stock to 10,000,000 shares, changing the par value of the Common Stock to $.001 and authorizing 1,000,000 shares of "blank check" preferred stock, having such rights and preferences and issuable in such series as may from time to time be determined by the Company's Board of Directors. On December 23, 1997, the Board of Directors authorized: (i) a 5,679-for-1 stock split of the outstanding shares of common stock; and (ii) the reservation of 250,000 shares of common stock for issuance upon exercise of options which may be granted under the Company's Stock Option Plan. Effect has been given to the stock split as if it occurred on January 1, 1996. All common share data has been restated to reflect the stock split.


2. Summary of Significant Accounting Policies

Revenue Recognition

     The Company accounts for long-term contracts based on the percentage-of-completion method based on the relationship of total costs incurred to date to estimated total costs at completion. Adjustments to cost estimates are made periodically and related changes reflected in operations cumulative to the date of change. Revenue on cost-plus-fixed-fee contracts is recognized to the extent of costs incurred plus a proportionate amount of the fee earned. Revenue recognized on uncompleted contracts in excess of amounts billed is presented as "Accounts receivable -- unbilled" in the accompanying balance sheet. Billings are made in accordance with the respective terms of such contracts. Provisions for estimated losses, if any, on uncompleted contracts are made in the period in which such losses are determined.

     Revenues from sales of products are recognized upon shipment. License revenues are recorded ratably over the license period which generally ranges between two and three years. Royalty revenues are recorded when the Company's strategic partners report sales of products containing Thermasorb(R) and ComforTemp(R) to their customers.


Depreciation and Amortization

     The Company's fixed assets are stated at cost. Depreciation is provided over the estimated useful lives (three to ten years) of the assets under the straight-line method. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset.


Loss Per Share

     Shares used in the computation of both the basic and diluted loss per share for the years ended December 31, 1996 and 1997 were 2,839,286 and 2,842,913, respectively, representing the weighted-average shares outstanding for each year. There were no dilutive securities for either 1996 or 1997.


Fair Value of Financial Instruments

     The book values of the cash, accounts receivable, accounts payable and accrued liabilities approximate their fair values principally because of the short-term maturities of these instruments.

                           Frisby Technologies, Inc.

2. Summary of Significant Accounting Policies  -- (Continued)

Inventories

     Inventories consist substantially of finished goods and are stated at the lower of cost or market. Cost is determined by the weighted average method.


Advertising Expense

     The cost of advertising is expensed as incurred. The Company incurred approximately $33,000 and $212,000 of advertising costs for the years ended December 31, 1996 and 1997, respectively.


Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


3. Significant Concentrations

     The Company currently outsources the manufacture of all of its products, including Thermasorb(R) and ComforTemp(R) to a limited number of manufacturers. The Company and its Thermasorb(R) supplier have entered into an arrangement that provides firm, fixed pricing for all of the Company's anticipated requirements for Thermasorb(R) additives, as well as favorable pricing and delivery terms for short run and prototype production volumes. Pursuant to the arrangement, the Company has placed a blanket purchase order for all of its 1998 requirements of Thermasorb(R). The Company has also received written assurances from the supplier regarding its desire to enter into a long-term supply agreement for the manufacture of the Company's Thermasorb(R) additive. All of the Company's ComforTemp(R) will be manufactured by a different vendor pursuant to a memorandum of understanding.

     The Company does a significant amount of business with the United States government and a limited number of strategic partners. Total revenues from the United States government comprised approximately 93% of the Company's total revenues for the year ended December 31, 1996. Total revenues from the United States government and two strategic partners comprised approximately 84% (39%, 34% and 11%) of the Company's total revenues for the year ended December 31, 1997.

     At December 31, 1997, the United States government and two strategic partners accounted for approximately 81% (22%, 45%, and 14%) of the Company's accounts receivable. Consistent with industry standards, receivables are payable in accordance with the terms of the underlying contracts and collateral is not required.


4. Property and Equipment

     Property and equipment consist of the following:

                                                            December 31,
                                                                1997
                                                           -------------
Leasehold improvements .................................      $ 36,336
Furniture ..............................................        14,247
Equipment ..............................................        56,340
                                                              --------
                                                               106,923
Less accumulated depreciation and amortization .........        45,600
                                                              --------
                                                              $ 61,323
                                                              ========

                           Frisby Technologies, Inc.

5. Note Payable

     During 1997, the Company's available line of credit for $250,000 with a bank (the "Line"), was increased to $500,000 and on December 30, 1997, the Company repaid all amounts outstanding with a portion of the proceeds from the Private Placement (see Note 10). The Line is maintained for working capital purposes. The Line bears interest at .5% above the bank's prime rate and expires on June 30, 1998.

     Substantially all of the Company's assets are pledged as security for any outstanding borrowings under the Line. The Line is also secured by a joint guaranty from the chief executive officer, a member of the Board of Directors and Frisby Aerospace, Inc. (see Note 7).

6. Income Taxes

     Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Significant components of the Company's deferred tax assets are as follows:

                                                         December 31,
                                                             1997
                                                        -------------
License agreement costs .............................    $   42,000
Deferred license revenues ...........................        35,000
Net operating loss carryforward .....................       331,000
Other ...............................................        (2,000)
                                                         ----------
   Total deferred tax assets ........................       406,000
Valuation allowance for deferred tax assets .........      (406,000)
                                                         ----------
   Net deferred tax assets ..........................    $       --
                                                         ==========

     As a result of losses from operations, at December 31, 1997, the Company has available a net operating loss carryforward ("NOL") of approximately $848,000 for Federal income tax purposes that expires in 2012.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which the NOL can be utilized and the temporary differences become deductible. Since the Company has incurred losses in previous years and it anticipates additional losses through the third quarter of 1999, the Company has established a valuation allowance for deferred tax assets at December 31, 1997.

     Significant components of the income tax provision (benefit) are as follows:

                            Year Ended
                           December 31,
                     -------------------------
                          1996          1997
                     -------------   ---------
Current:
 Federal .........     $ (25,541)     $    --
 State ...........        (1,361)          --
                       ---------      -------
                         (26,902)          --
                       ---------      -------
Deferred:
 Federal .........       (19,081)      36,000
 State ...........        (2,659)       8,792
                       ---------      -------
                         (21,740)      44,792
                       ---------      -------
Total ............     $ (48,642)     $44,792
                       =========      =======

                           Frisby Technologies, Inc.

6. Income Taxes  -- (Continued)

     The income tax benefit differs from the amounts computed by applying the statutory United States Federal income tax rate as a result of the following:

                                                                           Year Ended
                                                                          December 31,
                                                                  -----------------------------
                                                                       1996           1997
                                                                  -------------  --------------
Benefit for Federal income taxes at the statutory rate .........    $ (46,341)     $ (328,163)
State income taxes, net of Federal income tax benefit ..........       (2,653)        (33,061)
Other ..........................................................          352             214
Valuation allowance for deferred tax assets ....................           --         405,802
                                                                    ---------      ----------
                                                                    $ (48,642)     $   44,792
                                                                    =========      ==========

7. Related Party Transactions

     Frisby Aerospace, Inc. ("Frisby Aerospace"), certain stockholders of which are also stockholders of the Company, charges the Company for space and related services. These charges, which are non-interest bearing, are based upon estimates of square footage used for facilities and actual expenses incurred by Frisby Aerospace on behalf of the Company. Management believes that such allocations are reasonable. These charges aggregated approximately $51,000 and $57,000 for the years ended December 31, 1996 and 1997, respectively, and are included in cost of sales in the accompanying statement of operations. The Company also received unsecured, non-interest bearing advances from Frisby Aerospace aggregating $517,000 during the year ended December 31, 1997. In addition, Frisby Aerospace provides the Company with certain facilities, accounting, clerical and office services without charge. The value of such services are not deemed material and accordingly, have not been recorded in the accompanying financial statements.

     The assets of Frisby Aerospace were sold to an unrelated third party on February 10, 1998. The Company anticipates that the loss of the facilities and services it has received from Frisby Aerospace can be replaced at a reasonable cost.

     A portion of the proceeds received from the Private Placement (See Note
10) was used to repay the amounts owed to Frisby Aerospace in full on December 30, 1997.

8. License Arrangements and Other Commitments

     (a) The Company signed an Exclusive License Agreement (the "TRDC License") in 1995 with a research and development corporation which holds innovative proprietary technology in microencapsulated and thermal management technologies and with which the Company had an existing agreement since 1991. The TRDC License gives the Company the exclusive worldwide right to develop and commercialize this technology with respect to certain applications in exchange for royalties that range from 1% to 5% of product sales revenue and 12.5% to 50% of license fees and royalty revenues, as defined. Minimum annual payments are required in accordance with the TRDC License and are payable as follows:


                 1998                    $ 54,000
                 1999                      78,000
                 2000                     102,000
                 2001                     126,000
                 2002 and thereafter      150,000

     The Company is expensing such minimum annual payments on a straight-line basis over the period in which such payments fluctuate. Accordingly, the charge was approximately $73,000 for each of the years ended December 31, 1996 and 1997.

     (b) The rights to the TRDC Technology relating to MicroPCM Fibers and Fabrics were licensed by TRDC to Outlast Technologies, Inc. ("Outlast") prior to the Company obtaining the TRDC License. In order to expand its rights in the TRDC Technology, in January 1998, the Company entered into an agreement with Outlast which

                           Frisby Technologies, Inc.

8. License Arrangements and Other Commitments  -- (Continued)

expands the rights of the Company to include the combination of the Company's products with fibers and fabrics. Under the terms of the agreement, the Company paid Outlast $100,000 as a license payment related to periods prior to the execution of the agreement and such amount has been charged to cost of sales for the year ended December 31, 1997. In addition, the agreement provides for the Company to meet minimum annual payments of $150,000 to $600,000 per year from 1998 through 2002, provided that the Company elects to maintain the exclusivity granted by the license. If subsequent to the initial licensing period the Company elects to extend the exclusivity granted by the license, the minimum annual payment for the five years thereafter will be $1,000,000.

     (c) The Company is obligated under several operating leases for its operating facility and equipment expiring at various dates in 1998. The operating facility is leased from Frisby Aerospace (see Note 7). This lease expired on November 30, 1997 and the Company continues to lease the facility from Frisby Aerospace on a month to month basis. Total rental expense for the years ended December 31, 1996 and 1997, was approximately $45,000, and $61,000, respectively.

     (d) The Company entered into an operating lease agreement with an unrelated entity for a facility in North Carolina. The lease term is for 20 years and monthly payments are expected to commence in June 1998. Future minimum payments under the lease are as follows:


                      1998           $   63,000
                      1999              126,000
                      2000              126,000
                      2001              132,000
                      2002              138,000
                      Thereafter      2,203,000
                                     ----------
                                     $2,788,000
                                     ==========

     Upon execution of the North Carolina lease, two shareholders of the Company each received a five percent equity interest in the lessor which vests over a ten year period. Notwithstanding the equity interest, the Company believes that the rental payments represent an arms-length price for the lease.

     (e) The Company utilizes software and related technologies throughout its business that will be affected by the date change in the year 2000. System modifications or replacements are underway or planned which should make all significant computer systems at the Company compliant with the year 2000 requirement. Anticipated spending for these modifications will be expensed as incurred and is not expected to have a material impact on the Company's ongoing results of operations.

9. Retirement Plan

     All eligible employees of the Company have been permitted to participate in a 401(k)/Profit Sharing Plan (the "Plan") adopted effective January 1, 1997 by Frisby Aerospace. The Plan is funded from contributions by employees for their own account and does not provide for any mandatory or matching contributions by the Company. All employees of the Company on the effective date of the Plan immediately became eligible. An employee who became employed after January 1, 1997 will become entitled to participate in the Plan after the completion of six months of service and the attainment of 21 years of age. Under the Plan, participants will be permitted to contribute from their compensation any amount up to the lesser of 20% of their annual gross salary or the maximum deferral allowed under the Internal Revenue Code. The Company will be entitled to make optional profit sharing contributions for any plan year in its discretion. During the year ended December, 1997, the Company did not make any contributions to the Plan.

                           Frisby Technologies, Inc.

10. Private Placement

     On December 29, 1997, the Company sold 441,327 shares of its Common Stock and an option to purchase 587,500 shares of the Company's Convertible Preferred Stock at an exercise price of $4.26 per share until February 27, 1998 to a foreign investor for an aggregate purchase price of $2,500,000. The Company has allocated $353,000 of the purchase price as the estimated fair value of the option. This transaction resulted in net proceeds of approximately $1,600,000, after the payment of related costs and expenses. The Convertible Preferred Stock is convertible into Common Stock at the election of the investor for a 60-day period commencing on the 370th day following the anticipated initial public offering. On February 27, 1998, the foreign investor exercised the Convertible Preferred Stock Option.

================================================================================


       No person has been authorized in connection with any offering made hereby to give any information or to make any representation other than those contained in this Prospectus in connection with the Offering made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the dates as of which such information is furnished or that there has been no change in the affairs of the Company since such date.

                           ------------------------

                               TABLE OF CONTENTS


                                                                  Page
                                             .                   ----
Prospectus Summary .........................................        3
Risk Factors ...............................................        9
Use of Proceeds ............................................       20
Dividend Policy ............................................       21
Dilution ...................................................       22
Capitalization .............................................       23
Management's Discussion and Analysis
   of Financial Condition and Results of
   Operations ..............................................       24
Business ...................................................       29
Management .................................................       46
Certain Transactions .......................................       52
Principal Stockholders .....................................       55
Description of Securities ..................................       55
Shares Eligible for Future Sale ............................       58
Underwriting ...............................................       60
Legal Matters ..............................................       62
Experts ....................................................       62
Change in Independent Auditors .............................       62
Additional Information .....................................       62
Index to Financial Statements ..............................      F-1


                           ------------------------

       Until April 26, 1998 (25 days after the date hereof), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

===============================================================================

===============================================================================









                                1,600,000 Shares





                              FRISBY TECHNOLOGIES
                               [GRAPHIC OMITTED]

                                 Common Stock








                   ----------------------------------------

                                  Prospectus

                   ----------------------------------------










                            BARINGTON CAPITAL GROUP









                                 April 1, 1998






===============================================================================